Hecla Reports Second Quarter 2025 Results

Record free cash flow, record revenues and Adjusted EBITDA, Keno Hill delivers first positive free cash flow quarter, and Lucky Friday sets new milling record

COEUR D'ALENE, IDAHO - August 6, 2025 - Hecla Mining Company (NYSE:HL) ("Hecla", "we", "our" or the "Company") today announced second quarter 2025 financial and operating results. "Prior quarter" refers to the first quarter of 2025.

SECOND QUARTER HIGHLIGHTS

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Financial Performance and Capital Execution:

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Record quarterly revenue: $304.0 million, representing a 16% increase over prior quarter.
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Strong Profitability: Reported net income applicable to common stockholders of $57.6 million, or $0.09 per share, $99.7 million during the last 12 months.
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Record Adjusted EBITDA: $132.5 million during the quarter, $398.7 million during the last 12 months.
•
Improved Leverage: Net leverage ratio* decreased to 0.7x from 1.5x in prior quarter.5
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Post quarter update: The Company announced the issuance of a notice of partial redemption of $212 million of its outstanding $475 million 7.25% Senior Notes due 2028 (the "Notes") funded through At-the-Market ("ATM") proceeds and repayment at maturity of CAD $50M Investissement Quebec Notes ("IQ Notes") funded from free cash flow.

Operational Performance:

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Improved Cash Generation: Cash generated by operations of $161.8 million, and record quarterly free cash flow of $103.8 million, with all producing assets contributing.
•
Increased Production volumes: 4.5 million ounces of silver and 45,895 ounces of gold, an increase of 10% and 34%, respectively, compared to prior quarter.
•
Silver Production costs: Total cost of sales of $127.1 million, with cash cost per ounce of ($5.46) and AISC per ounce of $5.19 (both after by-product credits).3,4
•
Gold Production costs: Total cost of sales of $50.8 million, with cash cost per ounce of $1,578 and AISC per gold ounce of $1,669, each after by-product credits.3,4
•
Greens Creek Gold Performance: Robust gold production attributable to grade exceeding plan driving positive guidance revision for gold production, and cash cost and AISC per ounce.3,4
•
Casa Berardi Improvement: Unit costs dropped by over $600 per ounce over the prior quarter as higher production drove unit costs lower and capital spending decreased.
•
Lucky Friday Milestone: Established a new quarterly milling record of 114,475 tons, beating the prior record by 5% set in the prior quarter.
•
Strong Cost Performance at Greens Creek and Lucky Friday.

*Net leverage ratio is calculated as current debt, long-term debt and finance leases less cash divided by trailing twelve-month adjusted EBITDA.

STRATEGIC PRIORITIES FOR 2025

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Strengthen the balance sheet - achieving through asset sales, positive free cash flow generation, debt reduction initiatives.
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Target highest risk-adjusted return projects and work to increase free cash flow generation.
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Advance Keno Hill's permitting and investing in critical infrastructure to attain sustained profitability.
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Continue strategic review of non-core assets, with sale of Kinskuch property and liquidation of non-core equity holdings, realizing a $3.2 million gain, as well as progress towards completing the strategic review process on Casa Berardi.
•
Implement standardized enterprise systems and advanced analytics to improve mine planning and cost management, driving sustained profitability and efficient capital allocation.

Rob Krcmarov, President and Chief Executive Officer, said "Our second quarter results demonstrate exceptional execution across all facets of the business. We generated record sales of $304 million, record free cash flow of $103.8 million, and record Adjusted EBITDA of $132.5 million, while dramatically improving our net leverage to 0.7x. Our mines delivered outstanding operational performance, with silver production up 10% and gold production up 34% quarter-over-quarter, and Lucky Friday achieving a new milling record. By putting $212 million raised through our ATM program toward Note redemption and fully repaying our CAD $50 million IQ notes from free cash flow, we've strengthened our balance sheet, which will free up $17.8 million annually in interest expense going forward, allowing us to refocus those funds towards strengthening our balance sheet while enabling strategic reinvestment into the highest return opportunities across our portfolio. These results reflect our commitment to operational excellence, disciplined capital allocation, and creating long-term shareholder value. With Casa Berardi's strategic review progressing and our portfolio optimization continuing, we're well-positioned to achieve our 2025 guidance and beyond."

FINANCIAL AND OPERATIONAL OVERVIEW

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In the following table and throughout this release, "total cost of sales" is comprised of cost of sales and other direct production costs and depreciation, depletion and amortization; "prior quarter" refers to the first quarter of 2025.

In Thousands unless stated otherwise	2Q-2025	1Q-2025	4Q-2024	3Q-2024	2Q-2024	YTD-2025	YTD-2024
Financial Highlights
Sales	$304,027	$261,339	$249,655	$245,085	$245,657	$565,366	$435,185
Total cost of sales	$184,503	$187,335	$181,321	$185,799	$194,227	$371,838	$364,595
Gross profit	$119,524	$74,004	$68,334	$59,286	$51,430	$193,528	$70,590
Net income applicable to common stockholders	$57,567	$28,734	$11,786	$1,623	$27,732	$86,301	$21,841
Basic income per common share (in dollars)	$0.09	$0.05	$0.02	$0.00	$0.04	$0.14	$0.04
Adjusted EBITDA[5]	$132,463	$90,788	$86,558	$88,859	$90,895	$223,251	$163,594
Total Debt	$564,722						$590,451
Net Debt to Adjusted EBITDA[5]	0.7						2.3
Cash provided by operating activities	$161,796	$35,738	$67,470	$55,009	$78,718	$197,534	$95,798
Capital Investment	$(58,043)	$(54,095)	$(60,784)	$(55,699)	$(50,420)	$(112,138)	$(98,009)
Free Cash Flow[2]	$103,753	$(18,357)	$6,686	$(690)	$28,298	$85,396	$(2,211)
Production Summary
Silver ounces produced	4,520,510	4,112,394	3,874,344	3,645,004	4,458,484	8,632,904	8,650,582
Silver payable ounces sold	3,522,975	3,517,970	3,488,207	3,729,782	3,785,285	7,040,945	7,267,169
Gold ounces produced	45,895	34,232	35,727	32,280	37,324	80,127	73,916
Gold payable ounces sold	37,333	29,655	33,563	31,414	35,276	66,988	67,465
Cash Costs and AISC, each after by-product credits
Silver cash costs per ounce [3]	$(5.46)	$1.29	$(0.27)	$4.46	$2.08	$(2.29)	$3.38
Silver AISC per ounce [4]	$5.19	$11.91	$11.51	$15.29	$12.54	$8.35	$12.81
Gold cash costs per ounce [3]	$1,578	$2,195	$1,936	$1,754	$1,701	$1,837	$1,685
Gold AISC per ounce [4]	$1,669	$2,303	$2,203	$2,059	$1,825	$1,935	$1,861
Realized Prices
Silver, $/ounce	$34.82	$33.59	$30.19	$29.43	$29.77	$34.20	$27.37
Gold, $/ounce	$3,314	$2,940	$2,656	$2,522	$2,338	$3,148	$2,222
Lead, $/pound	$0.92	$0.92	$0.94	$0.93	$1.06	$0.92	$1.02
Zinc, $/pound	$1.31	$1.29	$1.53	$1.36	$1.51	$1.31	$1.30

Sales increased to $304 million, or 16% over the prior quarter, reflecting higher realized prices for all metals sold except lead, and higher precious metals sales volumes, which were partially offset by lower lead and zinc sales volumes. Silver sales were flat quarter over quarter despite an increase of 10% in silver production due mostly to concentrate inventory build at Greens Creek. Gold sales increased primarily due to a strong operational quarter at Casa Berardi. Gold sales at Greens Creek were relatively flat quarter over quarter, despite higher gold production in the second quarter, also due to the inventory build.

Gross profit was $119.5 million, an increase of 62% over the prior quarter. The increase is attributable to (i) Greens Creek gross profit increasing by $14.6 million due to higher realized prices for precious metals and zinc, partially offset by lower sales volumes of all metals except gold, (ii) Lucky Friday gross profit increased by $2.8 million due primarily to higher realized silver and zinc prices and lower costs of sales, and (iii) Keno Hill gross profit of $0.2 million (second profitable quarter under Hecla's ownership), reflecting the benefit of higher realized silver prices on 40% higher sales volumes over the prior quarter, largely offset by higher costs of sales. At Casa Berardi, the gross profit increased by $28.9 million reflecting the benefit of higher realized gold prices and sales volumes and lower production costs.

Net income applicable to common stockholders was $57.6 million compared to $28.7 million in the prior quarter. The improvement was primarily related to:

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More than a 16% increase in sales due primarily to higher precious metal prices in the quarter.
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Positive fair value adjustments, net of $9.6 million due to an increase in the fair value of our marketable securities portfolio and hedges not designated for hedge accounting.
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A gain on sale of property, plant and equipment of $2.2 million, primarily arising on the sale of the Kinskuch property.

Partly offset by:

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An increase in income and mining tax provision of $16.4 million, reflecting an increase in taxes, including Alaska Mining License Tax and Quebec Mining Duties as well as the inability to recognize the tax benefit of the loss from our Keno Hill operations.
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An increase in exploration and pre-development expense of $4.3 million reflecting increased exploration activity across our portfolio as activity increased heading into the warmer months of the year.
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An increase in foreign exchange loss of $3.2 million, reflecting the impact of the U.S. dollar depreciation compared to the Canadian dollar.

Consolidated silver total cost of sales was $127.1 million, a decrease of $2.5 million or 1.9% from the prior quarter, primarily due to lower cost of sales at Green Creek and Lucky Friday of $10.7 million and $1.8 million respectively, partially offset by higher cost of sales at Keno Hill of $10.0 million reflecting a combination of higher sales volumes and higher mining, contractor, maintenance and consumables usage.

Silver Cash costs and AISC per silver ounce, each after by-product credits, were ($5.46) and $5.19, respectively, lower versus the prior quarter, primarily due to lower treatment charges, higher by-product credits (due to higher gold production and realized gold prices) and higher silver production. AISC was also positively impacted by lower sustaining capital due to timing delays of certain projects to the second half of 2025.3,4

Gold total cost of sales for Casa Berardi decreased by $0.1 million as higher sales volumes were offset by lower production costs.

Gold Cash costs and AISC per gold ounce, each after by-product credits, were $1,578 and $1,669 respectively, a decrease over the prior quarter as lower production costs and sustaining capital spend further benefited from higher gold production.3,4 Casa Berardi costs are anticipated to continue to improve in the fourth quarter of 2025 as the strip ratio of the 160 pit is expected to decline and the reliance on a third party contractor is reduced.

Adjusted EBITDA was $132.5 million, a 46% increase over the prior quarter. The ratio of net debt to adjusted EBITDA (net leverage ratio) improved to 0.7x from 1.5x in the prior quarter due to strong EBITDA generation during the last 12 months, and a $276.8 million decrease in net debt.1 Cash and cash equivalents at June 30, 2025, were $296.6 million and included $39 million drawn on the revolving credit facility. Subsequent to quarter end, a further approximately $42 million was raised through the ATM facility and CAD $50 million IQ Notes were repaid from free cash flows.

Cash provided by operating activities was $161.8 million, an increase of $126.1 million over the prior quarter, primarily attributable to favorable working capital changes of $42.3 million (the prior quarter was $48.2 million unfavorable), including a decrease of accounts receivable reflecting significant collections at Greens Creek and Keno Hill, and the timing of accounts payable vendor payments.

Capital investment was $58.0 million, compared to $54.1 million in the prior quarter, with capital investment at Keno Hill of $17.0 million, Lucky Friday of $15.9 million and Casa Berardi of $15.4 million. Capital investment is expected to increase in the third quarter, due to the warmer weather and ramping up construction activities.

Free cash flow was $103.8 million, a new quarterly record, compared to negative $18.4 million in the prior quarter, with the increase primarily due to higher cash flow from operations, reflecting increased income generation and positive working capital adjustments.2

ATM capital raise

During and post quarter end, the Company utilized its ATM facility to raise capital for a partial redemption of $212 million of the outstanding $475 million 7.25% Senior Notes which is expected to close in mid-to-late August 2025. This approach minimizes shareholder dilution compared to alternative financing methods such as traditional equity offerings.

The Company expects to invest the bulk of the anticipated interest savings generated from this potential near-term debt reduction into strengthening its balance sheet and surfacing value initiatives, including investment in operations, expanded exploration programs, and advancing its project pipeline. These investments are designed to unlock additional value from our asset base and support long-term growth.

The Company's mining operations are demonstrating their ability to produce strong free cash flow at today's robust metal prices. If metal prices continue at these levels, the Company expects future free cash flow generation to be sufficient to meet debt service requirements and support investment in continued value-enhancing activities. In addition, the Company may also look to use proceeds from potential future asset sales to further reduce the amount of outstanding debt. This balanced approach allows us to optimize our capital structure while maintaining operational flexibility and pursue growth opportunities.

This financing strategy reflects our commitment to prudent capital management while positioning the Company to accelerate value creation through both operational excellence and strategic development initiatives.

Financial Instruments for Base and Precious Metals and Foreign Currency

The Company uses financially settled forward sales contracts to manage exposure to zinc and lead price changes in forecasted concentrate shipments. On June 30, 2025, the Company had contracts covering approximately 12% and 24% of the forecasted payable zinc and lead production for 2025 - 2026 at an average price of $1.37 and $1.02 per pound, respectively.

In the second quarter of 2025, the Company also established price protection through the use of zero-cost collars for the Keno Hill mine's forecasted silver production. The Company’s hedging strategy at Keno Hill is focused on risk management during the period of heavy investment and ramp-up of operations to the nameplate capacity of 440 tons per day. Financial instruments covering a total of 1.67 million ounces of silver production over the next three quarters have been entered into to secure a price floor. As of June 30, 2025, these silver financial instruments were in a net liability position of $0.5 million. For accounting purposes, they are not designated as hedges.

The Company also manages Canadian dollar ("CAD") exposure through forward contracts. At June 30, 2025, the Company had hedged approximately 29% of forecasted Casa Berardi and Keno Hill CAD denominated direct production costs through 2026 at an average CAD/USD rate of 1.35. The Company has also hedged approximately 18% of Casa Berardi and Keno Hill CAD denominated total capital expenditures through 2026 at 1.39.

Please refer to the discussion of derivative instruments in the Company's Form 10-Q expected to be filed with the SEC on August 6, 2025

OPERATIONS OVERVIEW

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Greens Creek Mine - Alaska

Dollars are in thousands except cost per ton	2Q-2025	1Q-2025	4Q-2024	3Q-2024	2Q-2024	YTD-2025	YTD-2024
GREENS CREEK
Operating Highlights
Tons of ore processed	230,221	212,899	224,521	212,863	225,746	443,120	457,934
Total production cost per ton	$225.71	$240.00	$211.64	$222.39	$218.09	$232.57	$215.46
Ore grade milled - Silver (oz./ton)	13.40	11.75	10.72	11.22	12.60	12.61	13.00
Ore grade milled - Gold (oz./ton)	0.10	0.09	0.09	0.08	0.09	0.10	0.09
Ore grade milled - Lead (%)	2.62	2.58	2.61	2.44	2.50	2.60	2.50
Ore grade milled - Zinc (%)	6.87	6.77	6.59	6.60	6.20	6.82	6.20
Ore grade milled - Copper (%)	0.28	0.25	0.25	0.31	0.27	0.27	0.30
Silver produced (oz.)	2,422,978	2,002,560	1,901,418	1,857,314	2,243,551	4,425,538	4,722,145
Gold produced (oz.)	17,750	13,759	14,804	11,746	14,137	31,509	28,725
Lead produced (tons)	4,931	4,496	4,808	4,165	4,513	9,427	9,347
Zinc produced (tons)	14,024	12,835	13,241	12,585	12,400	26,859	25,462
Copper produced (tons)	499	411	427	490	462	910	957
Silver concentrate produced (tons)	17,985	15,541	15,775	14,706	15,196	33,526	30,771
Zinc concentrate produced (tons)	20,936	18,228	19,251	18,954	17,876	39,164	37,543
Bulk concentrate produced (tons)	8,316	7,515	8,537	5,869	7,754	15,831	15,679
Silver concentrate sold (tons)	13,789	15,496	16,061	17,692	12,025	29,285	27,698
Zinc concentrate sold (tons)	17,987	18,384	19,464	21,957	14,807	36,371	34,370
Bulk concentrate sold (tons)	8,061	8,330	10,975	5,775	7,859	16,391	17,659
Financial Highlights
Sales	$122,002	$118,143	$112,037	$116,568	$95,659	$240,145	$192,969
Total cost of sales	$(58,921)	$(69,638)	$(67,887)	$(73,597)	$(56,786)	$(128,559)	$(126,643)
Gross profit	$63,081	$48,505	$44,150	$42,971	$38,873	$111,586	$66,326
Cash flow from operations	$75,371	$43,858	$60,442	$54,076	$43,276	$119,229	$71,982
Exploration	$2,049	$343	$1,129	$4,325	$2,011	$2,393	$2,562
Capital additions	$(8,397)	$(10,759)	$(15,798)	$(11,466)	$(11,704)	$(19,156)	$(20,531)
Free cash flow [2]	$69,023	$33,442	$45,773	$46,935	$33,583	$102,466	$54,013
Cash Costs and AISC, each after by-product credits
Cash cost per ounce, after by-product credits [3]	$(11.91)	$(4.08)	$(5.86)	$0.93	$0.19	$(8.37)	$1.90
AISC per ounce, after by-product credits [4]	$(8.19)	$(0.03)	$2.62	$7.04	$5.40	$(4.50)	$6.33

Operational Review

Greens Creek produced 2.4 million ounces of silver and 17,750 ounces of gold. Silver and gold production increased 21% and 29% respectively over the prior quarter due to a 14% and 11% increase in silver and gold grades milled and an 8% increase in tons milled. Zinc and lead production increased 9% and 10% respectively, primarily due to higher mill throughput and modestly higher grades milled.

Second Quarter Financial Review

Sales were $122.0 million, an increase of 3% over the prior quarter, despite an increase in all types of concentrate inventory due to normal timing of shipments. Sales benefited from higher realized metals prices (except for lead) which proved higher than the quarterly average metal prices for all metals.

Total cost of sales was $58.9 million, a decrease of 15% over the prior quarter, primarily due to lower metal volumes sold (except gold) and lower fuel volumes for power generation requirements due to more hydro power available than the prior quarter, partially offset by higher labor and consumable costs. Cash cost per silver ounce, after by-product credits, was ($11.91), and decreased over the prior quarter due primarily to higher silver production, lower production costs and by-product credits which increased 28% from the prior quarter, primarily reflecting a 49% gold value increase. AISC per silver ounce, after by-product credits, was ($8.19) and decreased over the prior quarter due to the items noted above for cash costs trending lower over the prior quarter, as well as lower capital investment.3,4

Cash flow from operations was $75.4 million, an increase of 72% over the prior quarter due primarily to the items noted above and favorable working capital changes tied to decreases in accounts receivable, partially offset by increases in concentrate inventories.

Free cash flow was $69.0 million, an increase of 106% from the prior quarter as gross profit rose 30% from the prior quarter and from benefits from working capital changes and 22% lower capital investment.

Outlook Revised

Silver production guidance for 2025 at Greens Creek is unchanged at 8.1-8.8 million ounces of silver, gold production guidance is increased to 50.0-55.0 thousand ounces from 44.0-48.0 thousand ounces, or 18.0-19.5 million silver equivalent ounces, unchanged from prior silver equivalent ounce guidance when factoring in all metals (silver, gold, lead, zinc and copper) due to changes in our metal price assumptions. Greens Creek's cost outlook has been lowered, maintaining total cost of sales guidance at $289 million (includes depreciation) but lowering cash cost guidance to ($6.25)-($5.00) from the prior $0.25-$0.75 (after by-product credits), per silver ounce, and AISC to $0.00-$1.50 from $6.50-$7.25 (after by-product credits), per silver ounce.3,4 Capital investment guidance is unchanged at $48-$51 million in sustaining capital and $10-$12 million in growth capital. Capital investment at Greens Creek is expected to increase in the third quarter due to the seasonal construction period, with no change to full year capital investment guidance. In early July, the mine shifted to partial self-generated power while Alaska Electric Light and Power, the utility company supplying power to Greens Creek, performs a planned 8-week maintenance shutdown, which will increase costs during this period as self-generated power is more costly than purchased power from the utility, with the impact on operating costs expected to be less than 1% of total annual costs.

Please refer to guidance section of the release for production, cost, and capital guidance for 2025.

Lucky Friday Mine - Idaho

Dollars are in thousands except cost per ton	2Q-2025	1Q-2025	4Q-2024	3Q-2024	2Q-2024	YTD-2025	YTD-2024
LUCKY FRIDAY
Operating Highlights
Tons of ore processed	114,475	108,745	108,585	104,281	107,441	223,220	193,675
Total production cost per ton	$241.63	$258.59	$250.71	$260.99	$233.99	$249.89	$233.59
Ore grade milled - Silver (oz./ton)	12.5	13.0	13.0	12.1	12.9	12.7	12.9
Ore grade milled - Lead (%)	8.2	8.2	8.5	7.9	8.1	8.2	8.2
Ore grade milled - Zinc (%)	4.2	4.0	4.2	3.9	3.6	4.1	3.7
Silver produced (oz.)	1,340,877	1,332,252	1,336,910	1,184,819	1,308,155	2,673,129	2,369,220
Lead produced (tons)	8,829	8,480	8,685	7,662	8,229	17,309	14,918
Zinc produced (tons)	3,911	3,681	3,814	3,528	3,320	7,592	6,171
Silver concentrate produced (tons)	13,212	12,934	13,442	11,419	12,163	26,146	22,217
Zinc concentrate produced (tons)	6,940	6,677	6,873	6,311	5,705	13,617	10,778
Silver concentrate sold (tons)	12,992	13,224	13,340	11,403	12,154	26,216	21,860
Zinc concentrate sold (tons)	6,756	7,486	6,107	6,305	6,678	14,242	10,543
Financial Highlights
Sales	$64,273	$63,194	$57,671	$51,072	$59,071	$127,467	$94,411
Total cost of sales	$(42,286)	$(44,049)	$(40,157)	$(39,286)	$(37,523)	$(86,335)	$(65,042)
Gross profit	$21,987	$19,145	$17,514	$11,786	$21,548	$41,132	$29,369
Cash flow from operations	$20,650	$23,805	$25,329	$34,374	$44,546	$44,454	$71,658
Exploration	$169	$—	$—	$—	$—	$169	$—
Capital additions	$(15,942)	$(15,446)	$(12,608)	$(11,178)	$(10,818)	$(31,388)	(25,806)
Free cash flow [2]	$4,877	$8,359	$12,721	$23,196	$33,728	$13,235	$45,852
Cash Costs and AISC, each after by-product credits
Cash cost per ounce, after by-product credits [3]	$6.19	$9.37	$7.68	$9.98	$5.32	$7.77	$6.67
AISC per ounce, after by-product credits [4]	$19.07	$20.08	$17.12	$19.40	$12.74	$19.57	$14.50

Operational Review

Lucky Friday continued along a path of operational consistency, setting a new quarterly milling record of 114,475 tons, beating the record set in the prior quarter by over 5%. Silver production was 1.3 million ounces, flat with the prior quarter, with higher mill throughput equally offset by a lower milled silver grade. Lead and zinc production was 8,829 tons and 3,911 tons, respectively, rising 4% and 6% respectively over the prior quarter, both benefiting from the higher throughput and zinc production also benefiting from a higher milled grade.

Second Quarter Financial Review

Sales were $64.3 million, an increase of 2% over the prior quarter due to a higher realized silver and zinc price, offset partially by lower volumes of silver and zinc concentrate sales.

Total cost of sales was $42.3 million, down 4% over the prior quarter, due to a combination of lower sales volumes and lower labor, contractor and consumable costs, offset partially by higher fuel costs. Cash costs and AISC per silver ounce, each after by-product credits, was $6.19 and $19.07, respectively, and decreased over the prior quarter primarily due to the lower production costs reflecting lower labor, contractor and consumable costs, offset partially by higher fuel costs, while silver production volumes were largely flat when compared to the prior quarter, as well as 4% higher by-product credits from lead and zinc sales.3,4

Cash flow from operations was $20.7 million, a decrease of 13% over the prior quarter, and was unfavorably impacted by working capital changes, largely tied to changes in accounts receivable. Capital investment increased to $15.9 million, a 3% increase over the prior quarter. Free cash flow was $4.9 million and decreased over the prior quarter due to the items mentioned above.

Outlook

There is no change to the 2025 production guidance for Lucky Friday, maintaining silver production guidance of 4.7-5.1 million ounces of silver, or 8.0-8.5 million silver equivalent ounces when factoring in all metals (silver, lead and zinc). Guidance for total cost of sales is maintained at $165 million (includes depreciation), with cash cost and AISC per silver ounce (after by-product credits) guidance also being maintained at $7.00-$7.50 and $20.00-$21.50 respectively.3,4 Capital guidance for Lucky Friday in 2025 is unchanged, with investment expected to increase in the third quarter (relative to the second quarter) due to the seasonal construction period and ramping up construction activities. The third quarter is expected to be the lightest production quarter of the year due to the planned impact on hoist availability within the quarter as the ongoing surface cooling project (a key infrastructure project to increase the cooling capacity required for the mine over the reserve mine-life) requires use of this infrastructure to complete the project. The lower third quarter production outlook compared to the other 2025 quarters was captured in our original guidance for the full year released in February.

Please refer to guidance section of the release for production, cost, and capital guidance for 2025.

Keno Hill - Yukon Territory

Dollars are in thousands except cost per ton	2Q-2025	1Q-2025	4Q-2024	3Q-2024	2Q-2024	YTD-2025	YTD-2024
KENO HILL
Operating Highlights
Tons of ore processed	26,771	27,411	23,123	24,027	36,977	54,182	62,142
Ore grade milled - Silver (oz./ton)	28.9	29.0	29.6	25.7	25.1	29.0	25.6
Ore grade milled - Lead (%)	3.5	4.0	3.9	3.0	2.4	3.7	2.4
Ore grade milled - Zinc (%)	2.3	1.9	1.3	2.4	1.4	2.1	1.4
Silver produced (oz.)	750,712	772,430	629,828	597,293	900,440	1,523,142	1,546,752
Lead produced (tons)	890	1,031	839	670	845	1,921	1,421
Zinc produced (tons)	544	419	246	492	471	963	769
Silver concentrate produced (tons)	1,688	1,765	1,397	1,240	1,714	3,453	2,774
Precious metals concentrate produced (tons)	907	785	481	866	851	1,692	1,417
Silver concentrate sold (tons)	1,614	1,217	1,096	1,421	1,791	2,831	2,573
Precious metals concentrate sold (tons) (6)	925	623	431	1,156	819	1,548	1,056
Financial Highlights
Sales	$26,121	$16,909	$15,356	$19,809	28,950	$43,030	$39,797
Total cost of sales	$(25,881)	$(15,871)	$(15,356)	$(19,809)	(28,950)	$(41,752)	$(39,797)
Gross profit	$240	$1,038	$—	$—	$—	$1,278	$—
Cash flow from operations	$16,445	$(9,661)	$(1,752)	$(6,811)	$(465)	$6,784	$1,251
Exploration	$3,344	$1,692	$2,605	$2,664	$2,019	$5,036	$2,517
Capital additions	$(17,045)	$(10,436)	$(15,584)	$(14,406)	$(14,533)	$(27,481)	$(24,879)
Free cash flow [2]	$2,744	$(18,405)	$(14,731)	$(18,553)	$(12,979)	$(15,661)	$(21,111)

Operational Review

Keno Hill produced 750,712 ounces of silver, a 3% decrease over the prior quarter due to a 2% lower mill throughput. Mill throughput for the second quarter averaged 294 tons per day ("tpd"), remaining below the permitted capacity of 440 tpd. In the second quarter, the mill continued to rely on the ore stockpile as the mine continues to ramp up to higher tonnage rates (second quarter ore tons mined averaged 268 tpd, up 3% compared to the prior quarter). The stockpile exceeded 6,000 tons grading around 27 ounces per ton at quarter end. Work continues to bring the mine into a state of commercial production.

Second Quarter Financial Review

Sales were $26.1 million, increasing 54% over the prior quarter primarily due to the volume of concentrate sold more closely matching the produced volume. Higher realized silver and zinc (to a lesser extent) prices also helped boost sales over the prior quarter. Total cost of sales was $25.9 million, $10.0 million higher than the prior quarter due to concentrate sales more closely matching production volumes in the quarter. For the second consecutive quarter, Keno Hill achieved positive gross profit, so no costs were allocated to ramp-up and suspension costs.

Cash flow from operations was $16.4 million, a $26 million improvement over the prior quarter due to higher silver prices and favorable working capital changes. Capital investments during the quarter were $17.0 million, $6.6 million higher than the prior quarter as spending ramped up during the warmer months. Positive free cash flow of $2.7 million was achieved in the second quarter, marking the first positive free cash flow quarter for the asset under Hecla's ownership.

Outlook

Power curtailment by Yukon Energy Corporation ("YEC") at Keno Hill has improved in 2025, with the previously reported eight days of operational stoppage in 2025 (reported with fourth quarter results in February) remaining unchanged through the end of June. As previously reported, YEC experienced a turbine failure at its hydroelectric plant in Whitehorse in late October 2024, which is scheduled to be repaired in August of 2025. The Company estimates the power curtailments during planned August YEC maintenance downtime could lower production by approximately 90,000 ounces of silver in the third quarter, which is reflected in our initial 2025 guidance released in February.

Keno Hill is a core asset of the Company. Through an internal review and optimized plan, Keno Hill is expected to meet established investment hurdle rates at $25/oz silver. At current prices, the asset is expected to demonstrate near self-financing capabilities, providing operational cash flow stability and reduced external funding requirements. The Company has added near-term silver price collars to help protect cash flows during the capital investment period and may look to execute more price protection financial instruments.

Operational optimization has refined production parameters, establishing 440 tons per day as the target throughput rate versus the previous 550-600 tons per day baseline. This revised target is expected to maintain profitability thresholds under conservative long-range metal price assumptions while preserving expansion optionality beyond 440 tons per day for future value creation.

Current operations run below the 440 tons per day target, with mining capacity as the primary constraint. At its long range plan prices or higher, the Company expects that Keno Hill can achieve target production rates through systematic capital deployment across waste dump facilities, mine development programs, tailings capacity expansion, and water treatment infrastructure upgrades and related permitting execution. Permitting activities continue with enhanced management resources allocated to regulatory execution.

The asset's above-average reserve life enables the potential capture of multiple metals market cycles, providing long-term cash flow visibility and market volatility protection. Ongoing exploration programs continue to deliver resource expansion potential, supporting asset life extension and production scaling opportunities.

At current metal prices, 440 tons per day production is expected to generate robust positive free cash flow, supporting accelerated capital payback period potential. Expansion beyond this threshold remains available as a future growth opportunity rather than a minimum return requirement.

Please refer to (i) the discussion of commercial production at Keno Hill in the Company's Form 10-Qexpected to be filed with the SEC on August 6, 2025 and (ii) the guidance section of this release for detailed production, cost, and capital guidance for 2025.

Casa Berardi - Quebec

Dollars are in thousands except cost per ton	2Q-2025	1Q-2025	4Q-2024	3Q-2024	2Q-2024	YTD-2025	YTD-2024
CASA BERARDI
Operating Highlights
Tons of ore processed - underground	104,631	111,972	113,068	101,308	118,485	216,603	241,608
Tons of ore processed - surface pit	289,025	279,196	292,148	268,291	248,494	568,221	506,997
Tons of ore processed - total	393,656	391,168	405,216	369,599	366,979	784,824	748,605
Surface tons mined - ore and waste	4,809,400	5,376,620	6,708,708	5,603,101	4,064,091	10,186,020	7,703,388
Total production cost per ton	$113.19	$115.19	$100.34	$97.82	$107.84	$114.19	$102.07
Ore grade milled - Gold (oz./ton) - underground	0.14	0.11	0.12	0.11	0.14	0.13	0.14
Ore grade milled - Gold (oz./ton) - surface pit	0.06	0.04	0.04	0.05	0.04	0.05	0.04
Ore grade milled - Gold (oz./ton) - combined	0.08	0.06	0.06	0.06	0.07	0.07	0.07
Gold produced (oz.) - underground	12,065	9,414	11,034	9,913	13,719	21,480	27,426
Gold produced (oz.) - surface pit	16,080	11,059	9,889	10,621	9,468	27,138	17,765
Gold produced (oz.) - total	28,145	20,473	20,923	20,534	23,187	48,618	45,191
Silver produced (oz.) - total	5,943	5,152	6,188	5,578	6,338	11,095	12,465
Gold sold (oz.)	25,699	19,177	22,163	20,112	24,964	44,876	44,967
Financial Highlights
Sales	$85,035	$56,005	$59,164	$50,308	$58,623	$141,040	$100,207
Total cost of sales	$(50,790)	$(50,682)	$(51,734)	$(46,280)	$(67,340)	$(101,472)	$(125,600)
Gross profit (loss)	$34,245	$5,323	$7,430	$4,028	$(8,717)	$39,568	$(25,393)
Cash flow from operations	$47,198	$9,900	$12,356	$15,305	$17,816	$57,094	$21,002
Exploration	$—	$—	$—	$—	$315	$—	$1,000
Capital additions	$(15,367)	$(16,257)	$(16,406)	$(18,606)	$(12,376)	$(31,624)	$(25,692)
Free cash flow [2]	$31,831	$(6,357)	$(4,050)	$(3,301)	$5,755	$25,470	$(3,690)
Cash Costs and AISC, each after by-product credits
Cash cost per ounce, after by-product credits [3]	$1,578	$2,195	$1,936	$1,754	$1,701	$1,837	$1,685
AISC per ounce, after by-product credits [4]	$1,669	$2,303	$2,203	$2,059	$1,825	$1,935	$1,861

Operational Review

Casa Berardi produced 28,145 ounces of gold, a 37% increase over the prior quarter, driven by planned higher underground and surface ore grades. Total tons milled remained flat to the prior quarter. The 160 pit generated 10% fewer mined tons (ore and waste) than the prior quarter, while total production costs per ton decreased 2%. The pit's stripping ratio is expected to decline in the fourth quarter of 2025, further reducing costs.

Second Quarter Financial Review

Sales were $85.0 million, an increase of 52% over the prior quarter, primarily due to higher ounces sold and higher average realized gold price.

Total cost of sales was $50.8 million, effectively flat over the prior quarter. Cash costs and AISC per gold ounce, each after by-product credits, were $1,578 and $1,669 respectively, a decrease of over $600 per ounce for both over the prior quarter as higher production drove unit costs lower, due in part to a 5% lower capital spend.3,4

Cash flow from operations was $47.2 million, a 377% increase over the prior quarter due to higher sales and favorable working capital changes. Capital investment was $15.4 million, lower by $0.9 million over the prior quarter. Free cash flow was $31.8 million, a $38.2 million increase over the prior quarter due to the items noted above.2

Outlook

Casa Berardi is transitioning from a combined underground and surface operation to a surface only operation. Currently, the Company expects to be mining only the 160 pit by end of 2025, at which time the higher margin stopes of the west underground mine should be exhausted.

Currently there is no change to the Casa Berardi production guidance of 76.0-82.0koz of gold production in 2025. Casa Berardi guidance for total cost of sales (includes depreciation) is unchanged at $180 million. Cash cost and AISC guidance (after by-product credits, per gold ounce) is unchanged at $1,500-$1,650/oz and $1,750-$1,950/oz respectively.3,4 Cash costs and AISC should improve in the fourth quarter as stripping costs decline. Total capital investment guidance for 2025 is unchanged at $58-$63 million. Capital investment at Casa Berardi is expected to increase in the third quarter due to seasonal construction period plans, with tailings construction being a major factor in the expected increase during the warmer months of the year.

Casa Berardi is expected to produce gold from the 160 pit and associated stockpiles until 2027. At current gold prices, the 160 pit is expected to continue to generate strong free cash flow until 2027. Upon completion of mining at the 160 pit, and milling the remaining stockpiles, Casa Berardi is expected to have a production gap commencing in 2027 and continuing until 2032 or later, assuming no underground mine life extension. During this time, the focus is expected to be on investing in permitting, infrastructure and equipment, as well as de-watering and stripping two expected new open pits, the Principal and West Mine Crown Pillar pits. Upon conclusion of the hiatus and related permitting and construction, the Company expects the mine to generate significant free cash flow at current gold prices.

As Casa Berardi transitions between mining phases and works through the permitting and construction timeline for the new open pits, the Company continues to evaluate strategic alternatives for the property, which continue to advance, and includes evaluating scenarios such as (i) sale of the asset, (ii) joint venturing the asset, (iii) a spin out of the asset, (iv) extending the underground mine or (v) accelerating future cash flows to capture part of the current record gold prices via a prepayment structure or other financing arrangement. The Company expects to be in a position to provide an update on a path forward from a concluded strategic review process in the coming weeks.

Please refer to guidance section of this release for production, cost, and capital guidance for 2025.

EXPLORATION AND PRE-DEVELOPMENT

_____________________________________________________________________________________________________________

The Company invested $8.3 million in exploration (and $0.5 million in pre-development) activities during Q2 2025, focusing on high-impact discovery drilling at Midas and resource expansion programs at our producing assets. Key exploration highlights include visible gold intercepts at two new Midas targets and mineralization extensions at all three operating mines, supporting our strategy to grow reserves and extend mine lives while pursuing district-scale discoveries

Exploration

At Midas, exploration drilling is well underway focusing on targets with discovery potential that could potentially support the return of the Midas mine to a production state. To date, 7 of 12 planned drillholes have been completed in the Pogo, Sinter Offset, and Little Opal targets located in the SE pediment area which is a large and highly prospective area southeast of the Midas Mine and near the Sinter Resource area. Early drilling results have been positive with two new vein intercepts showing visible gold. At the Pogo target area a 0.5-foot silicified breccia with visible gold in vein fragments was intersected, within a broader 2.2-foot structure (estimated true widths). At the Sinter Offset target a 1.1-foot quartz vein with visible gold and a 0.5-foot banded quartz vein with naumannite (Ag2Se) was intersected within a broader 21.4-foot alteration zone (estimated true widths). This zone is interpreted to represent the fault offset segment of the Sinter Vein. Assays are pending and follow up drill holes are being evaluated. These recent drilling results, in conjunction with the very intense alteration consistently intercepted in drilling in throughout the SE pediment area support our interpretation that this area has the potential to host a potentially impactful deposit in the Midas District.

At Greens Creek, underground exploration drilling in the Gallagher Zone extended mineralization 550 feet along plunge to the south. While this silver-bearing interval is narrow, it occurs within a thicker sequence of ore-type lithologies and indicates the prospectivity of this area remains high. In addition, underground exploration drilling in the 200S Zone extended mineralization 150 feet west and south of existing mineralization. The results from both programs illustrate the strong potential for near-mine exploration to continue to make discoveries.

At Keno Hill, a wide high-grade intercept, supported by three additional silver-bearing intercepts, have identified new mineralization 500 feet down plunge from existing reserves. These results continue to demonstrate the continuity of the Bermingham mineralizing system and further highlight the significant potential that remains for near-mine exploration.

Selected exploration assay results are shown below.

Greens Creek Gallagher Target

•
4.1 oz/ton silver, 0.05 oz/ton gold, 5.8% zinc and 3.1% lead over 3.6 feet

Greens Creek 200 S Target

•
11.5 oz/ton silver, 0.02 oz/ton gold, 2.2% zinc and 0.09% lead over 4.6 feet

Keno Hill Deep Bermingham Target

•
Main Vein 2: 40.4 oz/ton silver, 3.8% zinc and 3.1% lead over 12.5 feet
•
Footwall Vein: 14.9 oz/ton silver over 2.1 feet

Definition

Definition drilling continues at Greens Creek, Keno Hill, and Casa Berardi for resource conversion and expansions near resource boundaries.

At Greens Creek, definition drilling continued with two drills underground defining parts of the East Zone for longhole stoping and confirming additional resources. The East Zone drilling continued to see high precious metal intercepts including 112.7 oz/ton silver, 0.53 oz/ton gold, 2.2% zinc and 9.6% lead over 5.1 feet.

At Keno Hill, one drill continued to operate underground, further defining and expanding mineralization in the Bermingham veins. High-grade intercepts from this drilling include 41.4 oz/ton silver, 2.8% zinc and 2.4% lead over 9.5 feet, extending mineralization of the Bear Vein in the Arctic Zone beyond its previously known extent.

Detailed exploration and definition drill assay highlights can be found in Table A at the end of this release.

DIVIDENDS

_____________________________________________________________________________________________________________

Pursuant to the Company's dividend policy, the Board of Directors declared a quarterly cash dividend of $0.00375 per share of common stock payable on or about September 4, 2025, to stockholders of record on August 22, 2025.

Preferred Stock

The Board of Directors declared a quarterly cash dividend of $0.875 per share of Series B preferred stock, payable on or about October 3, 2025, to stockholders of record on September 15, 2025.

2025 GUIDANCE 6

_____________________________________________________________________________________________________________

In the tables below the Company provides production, cost, and capital guidance on a consolidated basis and by mine, as well as projected consolidated exploration and pre-development expenditures. There are no changes to silver production and capital investment guidance, but there are improvements to gold production guidance, cash costs and AISC guidance for Greens Creek as well as consolidated silver cash cost and AISC guidance.3,4

2025 Production Outlook

Consolidated silver production is expected to be 15.5-17.0 million ounces.

•
Greens Creek's silver production is expected to be 8.1-8.8 million ounces.
•
Lucky Friday's silver production is expected to be 4.7-5.1 million ounces.
•
Keno Hill's silver production is expected to be 2.7-3.1 million ounces.

Consolidated gold production is revised up to total 126-137 koz, increasing from the prior 120-130 koz.

•
Casa Berardi is expected to produce 76.0-82.0 koz.
•
Greens Creek is now expected to produce 50.0-55.0 koz, up from the prior 44.0-48.0 koz.

	Silver Production (Moz)	Gold Production (Koz)	Silver Equivalent (Moz)	Gold Equivalent (Koz)
Greens Creek *	8.1 - 8.8	50.0 - 55.0	18.0 - 19.5	189.0 - 200.0
Lucky Friday *	4.7 - 5.1	N/A	8.0 - 8.5	80.0 - 85.0
Casa Berardi	N/A	76.0 - 82.0	6.5 - 7.5	76.0 - 82.0
Keno Hill *	2.7 - 3.1	N/A	3.0 - 3.5	30.0 - 40.0
2025 Total	15.5 - 17.0	126.0 - 137.0	35.5 - 39.0	375.0 - 407.0

* Equivalent ounces include Lead and Zinc production and are calculated using the metal prices defined below

Metal Prices and FX rate assumptions. Expectations for 2025 include silver, gold, lead, and zinc production from Greens Creek, Lucky Friday, Keno Hill, and Casa Berardi converted using gold $3,150/oz, silver $33.00/oz, zinc $1.25/lb, lead $0.90/lb and copper $4.00/lb, revised from the prior assumptions of gold $2,550/oz, silver $28/oz, zinc $1.25/lb, lead $0.85/lb and copper $4.00/lb. Numbers are rounded. Assumed exchange rate for Canadian dollar is unchanged at 1.35 CAD/USD.

2025 Cost Guidance Revised

Total silver cash cost guidance per silver ounce (after by-product credits) is lowered to ($1.25)-($0.75)/oz from the prior $3.00-$3.25/oz, and guidance for AISC per silver ounce (after by-product credits) is also lowered to $11.50-$13.50/oz from the prior $15.75-$17.00/oz.3,4 This guidance only incorporates Greens Creek and Lucky Friday, as Keno Hill remains in a state of pre-commercial production. A $100/oz change in the gold price assumption would change our cash cost and AISC guidance by approximately (i) $0.40/oz for consolidated silver and (ii) $0.60-$0.65/oz for Greens Creek.

•
At Greens Creek, guidance for total costs of sales (includes depreciation) remains unchanged at $289 million, while cash cost guidance is lowered to ($6.25)-($5.00) from the prior $0.25-$0.75 (after by-product credits), per silver ounce, and AISC to $0.00-$1.50 from $6.50-$7.25 (after by-product credits), per silver ounce.3,4
•
At Lucky Friday, guidance for total cost of sales (includes depreciation) remains unchanged at $165 million. Cash cost per silver ounce (after by-product credits) and AISC per silver ounce (after by-product credits) guidance also remains unchanged at $7.00-$7.50 and $20.00-$21.50 respectively.3,4

Casa Berardi guidance for total cost of sales (includes depreciation) remains unchanged at $180 million. Cash cost and AISC (both after by-product credits) per gold ounce guidance is reiterated at $1,500-$1,650 and 1,750-$1,950 respectively.3,4

	Total costs of Sales (million)	Cash cost, after by-product credits, per silver/gold ounce[3]	AISC, after by-product credits, per produced silver/gold ounce[4]
Greens Creek	289.0	($7.00) - ($5.75)	($1.00) - $0.50
Lucky Friday	165.0	$7.00 - $7.50	$20.00 - $21.50
Total Silver	454.0	($1.75) - ($0.75)	$11.00 - $13.00
Casa Berardi	180.0	$1,500 - $1,650	$1,750 - $1,950

2025 Capital and Exploration Guidance Reiterated

Consolidated capital investment remains unchanged and is expected to be $222-$242 million.

•
Greens Creek's capital investment budget is primarily attributable to engineering and construction related to the expansion of its tailings facility, which is expected to increase tailings capacity to 2040.
•
Lucky Friday's capital investment is heavily tied to underground development, a new tailings facility and a surface cooling project, which is critical to increase the designed cooling capacity at the mine over its reserve mine-life of seventeen years.
•
Expected capital spend at Keno Hill comprises mine development and mine infrastructure projects, including a cemented tailings plant, tailings storage facility, and water treatment plant.
•
Casa Berardi's expected growth capital spend includes tailings construction costs.

Exploration and pre-development expenditures remain unchanged and are expected to be $28 million, with the focus at Greens Creek and Keno Hill, with some planned spend at Nevada and Lucky Friday.

(millions)	Total	Sustaining	Growth
2025 Total Capital expenditures	$222 - $242	$125 - $133	$97 - $109
Greens Creek	$58 - $63	$48 - $51	$10 - $12
Lucky Friday	$63 - $68	$58 - $61	$5 - $7
Casa Berardi	$58 - $63	$19 - $21	$39 - $42
Keno Hill	$43 - $48	$0	$43 - $48
2025 Exploration & Pre-Development	$28

CONFERENCE CALL AND WEBCAST

_____________________________________________________________________________________________________________

A conference call and webcast will be held on Thursday, August 7, at 10:00 a.m. Eastern Time to discuss these results. The Company recommends that you dial in at least 10 minutes before the call commencement. You may join the conference call by dialing toll-free 1-800-715-9871 or for international dialing 1-646-307-1963. The Conference ID is 4812168 and must be provided when dialing in. Hecla's live and archived webcast can be accessed at https://events.q4inc.com/attendee/242840150 or www.hecla.com under Investors.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE: HL) is the largest silver producer in the United States and Canada. In addition to operating mines in Alaska, Idaho, and Quebec, Canada, the Company is developing a mine in the Yukon, Canada, and owns a number of exploration and pre-development projects in world-class silver and gold mining districts throughout North America.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by United States generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The non-GAAP financial measures cited in this release and listed below are reconciled to their most comparable GAAP measure at the end of this release.

(1) Adjusted net income applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income applicable to common stockholders is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income applicable to common stockholders as defined by GAAP. They exclude certain impacts which are of a nature which the Company believes are not reflective of our underlying performance. Management believes that adjusted net income applicable to common stockholders per common share provides investors with the ability to better evaluate our underlying operating performance.

(2) Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less capital expenditures. Cash provided by operating activities for the Greens Creek, Lucky Friday, Keno Hill, and Casa Berardi operations excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance. Capital expenditures refers to Additions to properties, plants and equipment from the Consolidated Statements of Cash Flows, net of finance leases.

(3) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of total cost of sales, can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare performance with that of other silver mining companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) All-in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to total cost of sales, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes total cost of sales and other direct production costs, expenses for reclamation at the mine sites and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits. Prior year presentation has been adjusted to conform with current year presentation.

(5) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income applicable to common shareholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net loss, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to debt and net income, the most comparable GAAP measurements, can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(6) Precious metals concentrates include intersegment sales to Greens Creek.

Current GAAP measures used in the mining industry, such as total cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that AISC is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

Cautionary Statement Regarding Forward Looking Statements, Including 2025 Outlook

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Words such as “may”, “will”, “should”, “expects”, “intends”, “projects”, “believes”, “estimates”, “targets”, “anticipates” and similar expressions are used to identify these forward-looking statements. Such forward-looking statements may include, without limitation: (i) Casa Berardi costs are anticipated to continue to improve in the fourth quarter of the year as the strip ratio of the 160 pit is expected to decline and the reliance on a third party contractor is reduced; (ii) the Company plans to redeem $212 million of its Senior Notes mid-to-late August 2025 and expects to invest the bulk of the anticipated interest savings generated from this potential near-term debt reduction into strengthening its balance sheet and value surfacing initiatives, including investment in operations, expanded exploration programs, and advancing its project pipeline; (iii) if metal prices continue at current levels, we expect future free cash flow generation to be sufficient to meet debt service requirements and support investment in continued value-enhancing activities; (iv) the Company may look to use proceeds from potential future asset sales to further reduce the amount of its outstanding debt; (v) capital investment at the Company’s operations is expected to increase in the third quarter, due to the warmer weather and ramping up construction activities; (vi) Alaska Electric Light and Power’s planned 8-week maintenance shutdown is expected to impact operating costs by less than 1% of total annual costs; (vii) at Keno Hill, the Company expects (a) the power curtailments during planned August YEC maintenance downtime could lower production by approximately 90,000 ounces of silver in the third quarter, (b) at current prices, the asset is expected to demonstrate near self-financing capabilities, providing operational cash flow stability and reduced external funding requirements, (c) that it may look to execute more price protection financial instruments, (d) a target throughput rate of 440 tons per day to maintain profitability thresholds under conservative long-range metal price assumptions while preserving expansion optionality beyond 440 tons per day for future value creation, (e) the mine can achieve target production rates through systematic capital deployment across waste dump facilities, mine development programs, tailings capacity expansion, and water treatment infrastructure upgrades and related permitting execution, and (f) at current metal prices, 440 tons per day production is expected to generate robust positive free cash flow, supporting accelerated capital payback period potential; (viii) at Casa Berardi, the Company expects (a) at current gold prices, the 160 pit is expected to generate strong free cash flow late in the third quarter until 2027, (b) the stripping ratio for the 160 pit stripping ratio to decline in the fourth quarter of 2025, further reducing costs, with the fourth quarter expected to benefit the most in terms of cost improvement, (c) to be mining only the 160 pit by end of 2025, at which time the higher margin stopes of the west underground mine should be exhausted, (d) tailings construction to be a major factor in the expected increase in capital expenditures during the warmer months of the year, (e) to produce gold from the 160 pit and associated stockpiles until 2027 at which time the mine is expected to have a production gap continuing until 2032 or later, assuming no underground mine life extension, and during this time, the focus is expected to be on investing in permitting, infrastructure and equipment, as well as de-watering and stripping two expected new open pits, the Principal and West Mine Crown Pillar pits, and upon conclusion of the hiatus and related permitting and construction, the Company expects the mine to generate significant free cash flow at current gold prices, and (f) to be in a position to provide an update on a path forward from a concluded strategic review process in the coming weeks; (viii) Company-wide and mine-specific estimated spending on capital, exploration and predevelopment for 2025; and (ix) Company-wide and mine-specific estimated silver, gold, silver-equivalent and gold-equivalent ounces of production for 2025. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) there being no significant changes to the availability of employees, vendors and equipment; (ix) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (x) counterparties performing their obligations under hedging instruments and put option contracts; (xi) sufficient workforce is available and trained to perform assigned tasks; (xii) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xiii) relations with interested parties, including First Nations and Native Americans, remain productive; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto. In addition, material risks that could cause actual results to differ from forward-looking statements include but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; and (vi) litigation, political, regulatory, labor and environmental risks. For a more detailed discussion of such risks and other factors, see the Company's 2024 Form 10-K filed on February 13, 2025, and Form 10-Q filed on May 1, 2025 and Form 10-Q expected to be filed on August 6, 2025, for a more detailed discussion of factors that may impact expected future results. The Company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

Cautionary Statements to Investors on Reserves and Resources

This news release uses the terms “mineral resources”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources.” Mineral resources that are not mineral reserves do not have demonstrated economic viability. You should not assume that all or any part of measured or indicated mineral resources will ever be converted into mineral reserves. Further, inferred mineral resources have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically, and an inferred mineral resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve. The Company reports reserves and resources under the SEC’s mining disclosure rules (“S-K 1300”) and Canada’s National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) because the Company is a “reporting issuer” under Canadian securities laws. Unless otherwise indicated, all resource and reserve estimates contained in this press release have been prepared in accordance with S-K 1300 as well as NI 43-101.

Qualified Person (QP)

Kurt D. Allen, MSc., CPG, VP-Exploration of Hecla Mining Company and Paul W. Jensen, MSc., CPG, Chief Geologist of Hecla Limited, serve as a Qualified Persons under S-K 1300 and NI 43-101 for Hecla’s mineral projects. Mr. Allen supervised the preparation of the scientific and technical information concerning exploration activities while Mr. Jensen supervised the preparation of mineral resources for this news release. Technical Report Summaries for the Company’s Greens Creek, Lucky Friday, Casa Berardi and Keno Hill properties are filed as exhibits 96.1 - 96.4, respectively, to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and are available at www.sec.gov. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for (i) the Greens Creek Mine are contained in its Technical Report Summary and in its NI 43-101 technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, (ii) the Lucky Friday Mine are contained in its Technical Report Summary and in its NI 43-101 technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, (iii) Casa Berardi are contained in its Technical Report Summary and in its NI 43-101 technical report titled “Technical Report on the Casa Berardi Mine, Northwestern Quebec, Canada” effective date December 31, 2023, (iv) Keno Hill is contained in its Technical Report Summary titled “S-K 1300 Technical Report Summary on the Keno Hill Mine, Yukon, Canada” and in its NI 43-101 technical report titled “Technical Report on the Keno Hill Mine, Yukon, Canada” effective date December 31, 2023, and (v) the San Sebastian Mine, Mexico, are contained in a NI 43-101 technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico” effective date September 8, 2015. Also included in each Technical Report Summary and technical report listed above is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in NI 43-101 technical reports prepared for Klondex Mines Ltd. for (i) the Fire Creek Mine (technical report dated March 31, 2018), (ii) the Hollister Mine (technical report dated May 31, 2017, amended August 9, 2017), and (iii) the Midas Mine (technical report dated August 31, 2014, amended April 2, 2015). Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures are contained in a NI 43-101 technical reports prepared for ATAC Resources Ltd. for (i) the Osiris Project (technical report dated July 28, 2022) and (ii) the Tiger Project (technical report dated February 27, 2020). Copies of these technical reports are available under the SEDAR profiles of Klondex Mines Unlimited Liability Company and ATAC Resources Ltd., respectively, at www.sedar.com (the Fire Creek technical report is also available under Hecla’s profile on SEDAR). Mr. Allen reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

For further information, please contact:

Mike Parkin

Vice President - Strategy and Investor Relations

Cheryl Turner

Investor Relations Coordinator

Investor Relations

Email: hmc-info@hecla.com

Website: http://www.hecla.com

HECLA MINING COMPANY

Consolidated Statements of Operations

(dollars and shares in thousands, except per share amounts - unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2025	June 30, 2024
Sales	$304,027	$261,339	$565,366	$435,185
Cost of sales and other direct production costs	147,344	148,950	296,294	261,925
Depreciation, depletion and amortization	37,159	38,385	75,544	102,670
Total cost of sales	184,503	187,335	371,838	364,595
Gross profit	119,524	74,004	193,528	70,590

Other operating expenses:
General and administrative	12,540	11,999	24,539	25,956
Exploration and pre-development	8,809	4,501	13,310	11,024
Ramp-up and suspension costs	4,165	3,306	7,471	20,061
Provision for closed operations and environmental matters	844	790	1,634	2,139
Other operating (income) expense	(590)	1,053	463	(34,254)
	25,768	21,649	47,417	24,926
Income from operations	93,756	52,355	146,111	45,664
Other expense:
Interest expense	(11,099)	(11,551)	(22,650)	(25,149)
Fair value adjustments, net	9,615	3,627	13,242	3,150
Foreign exchange (loss) gain	(3,517)	(356)	(3,873)	6,655
Other income	1,511	942	2,453	2,692
	(3,490)	(7,338)	(10,828)	(12,652)
Income before income and mining taxes	90,266	45,017	135,283	33,012
Income and mining tax provision	(32,561)	(16,145)	(48,706)	(10,895)
Net income	57,705	28,872	86,577	22,117
Preferred stock dividends	(138)	(138)	(276)	(276)
Net income applicable to common stockholders	$57,567	$28,734	$86,301	$21,841
Basic income per common share after preferred dividends	$0.09	$0.05	$0.14	$0.04
Diluted income per common share after preferred dividends	$0.09	$0.05	$0.14	$0.04
Weighted average number of common shares outstanding basic	636,928	632,047	634,339	616,649
Weighted average number of common shares outstanding diluted	639,739	634,708	636,991	621,936

HECLA MINING COMPANY

Consolidated Statements of Cash Flows

(dollars in thousands - unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2025	June 30, 2024
OPERATING ACTIVITIES
Net income	$57,705	$28,872	$86,577	$22,117
Non-cash elements included in net income:
Depreciation, depletion and amortization	37,914	39,172	77,086	105,147
Inventory adjustments	812	1,558	2,370	9,896
Fair value adjustments, net	(9,615)	(3,627)	(13,242)	(3,150)
Provision for reclamation and closure costs	1,907	1,908	3,815	3,606
Stock-based compensation	2,987	1,936	4,923	4,146
Deferred income taxes	26,288	13,221	39,509	5,688
Net foreign exchange loss (gain)	3,517	356	3,873	(6,655)
Other non-cash items, net	(2,051)	507	(1,544)	(196)
Change in assets and liabilities:
Accounts receivable	18,875	(29,314)	(10,439)	(17,114)
Inventories	(9,058)	(11,763)	(20,821)	(30,873)
Other current and non-current assets	3,113	9,578	12,691	8,342
Accounts payable, accrued and other current liabilities	19,736	(15,917)	3,819	(2,301)
Accrued payroll and related benefits	7,991	(168)	7,823	3,820
Accrued taxes	(763)	2,769	2,006	(1,016)
Accrued reclamation and closure costs and other non-current liabilities	2,438	(3,350)	(912)	(5,659)
Net cash provided by operating activities	161,796	35,738	197,534	95,798
INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(58,043)	(54,095)	(112,138)	(98,009)
Proceeds from sale of investments	3,696	—	3,696	—
Proceeds from disposition of assets	73	55	128	1,274
Purchases of Investments	—	—	—	(73)
Net cash used in investing activities	(54,274)	(54,040)	(108,314)	(96,808)
FINANCING ACTIVITIES
Proceeds from issuance of stock, net of related costs	174,132	—	174,132	1,103
Acquisition of treasury shares	(885)	—	(885)	(1,197)
Borrowings of debt	26,000	107,000	133,000	67,000
Repayments of debt	(30,000)	(87,000)	(117,000)	(133,000)
Dividends paid to common and preferred stockholders	(2,512)	(2,511)	(5,023)	(7,994)
Repayments of finance leases and other	(1,933)	(2,287)	(4,220)	(5,505)
Net cash provided by (used in) financing activities	164,802	15,202	180,004	(79,593)
Effect of exchange rates on cash	579	(100)	479	(1,180)
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	272,903	(3,200)	269,703	(81,783)
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	24,845	28,045	28,045	107,539
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$297,748	$24,845	$297,748	$25,756

HECLA MINING COMPANY

Consolidated Balance Sheets

(dollars and shares in thousands - unaudited)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$296,565	$26,868
Accounts receivable	63,389	49,053
Inventories	130,847	104,936
Other current assets	24,059	33,295
Total current assets	514,860	214,152
Investments	44,107	33,897
Restricted cash and cash equivalents	1,183	1,177
Properties, plants, equipment and mine development, net	2,714,439	2,694,119
Operating lease right-of-use assets	8,834	7,544
Other non-current assets	25,932	30,171
Total assets	3,309,355	$2,981,060

LIABILITIES
Current liabilities:
Accounts payable and other current accrued liabilities	$126,600	$127,988
Current debt	35,384	33,617
Finance leases	7,770	8,169
Accrued reclamation and closure costs	8,836	13,748
Accrued interest	14,372	14,316
Total current liabilities	192,962	197,838
Accrued reclamation and closure costs	119,326	111,162
Long-term debt including finance leases	521,568	508,927
Deferred tax liabilities	155,121	110,266
Other non-current liabilities	10,345	13,353
Total liabilities	999,322	941,546

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	167,872	160,052
Capital surplus	2,594,492	2,418,149
Accumulated deficit	(411,975)	(493,529)
Accumulated other comprehensive loss, net	(4,579)	(10,266)
Treasury stock	(35,816)	(34,931)
Total stockholders’ equity	2,310,033	2,039,514
Total liabilities and stockholders’ equity	$3,309,355	$2,981,060
Common shares outstanding	671,843	640,548

Non-GAAP Measures

(Unaudited)

Reconciliation of Total Cost of Sales to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of total cost of sales to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations and for the Company for the three and six months ended June 30, 2025, and June 30, 2024, and the three months ended March 31, 2025, December 31, 2024 and September 30, 2024 and an estimate for the twelve months ended December 31, 2025.

Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce are measures developed by precious metals companies (including the Silver Institute and the World Gold Council) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as the Company reports them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that the Company utilizes to measure each mine's operating performance. The Company uses AISC, After By-product Credits, per Ounce as a measure of our mines' net cash flow after costs for reclamation and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure the Company reports, but also includes reclamation and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek and Lucky Friday mines to compare our performance with that of other silver mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes reclamation and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense and sustaining capital costs. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. The Company also uses these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

The Casa Berardi information below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, their primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi unit is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek and Lucky Friday, our combined silver properties. Similarly, the silver produced at our other two units is not included as a by-product credit when calculating the gold metrics for Casa Berardi. The Company has not disclosed cost per ounce statistics for the Keno Hill operation as it is in the production ramp-up phase and has not met our definition of commercial production. Determination of when those criteria have been met requires the use of judgment, and our definition of commercial production may differ from that of other mining companies.

In thousands (except per ounce amounts)	Three Months Ended June 30, 2025					Three Months Ended March 31, 2025					Six Months Ended June 30, 2025								Six Months Ended June 30, 2024
	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver	Greens Creek		Lucky Friday		Keno Hill (4)		Corporate (2)	Total Silver	Greens Creek	Lucky Friday (5)	Keno Hill (4)	Corporate (2)	Total Silver
Total cost of sales	$58,921	$42,286	$25,881	$—	$127,088	$69,638	$44,049	$15,871	$—	$129,558	$128,559		$86,335		$41,752		$—	$256,646	$126,643	$65,042	$39,797	$—	$231,482
Depreciation, depletion and amortization	(12,897)	(13,275)	(5,141)	—	(31,313)	(13,589)	(13,425)	(2,802)	—	(29,816)	(26,486)		(26,700)		(7,943)		—	(61,129)	(25,759)	(18,619)	(8,331)	—	(52,709)
Treatment costs	(1,001)	1,054	—	—	53	2,143	3,963	—	—	6,106	1,142		5,017		—		—	6,159	15,793	5,969	—	—	21,762
Change in product inventory	9,234	225	—	—	9,459	(901)	(839)	—	—	(1,740)	8,333		(614)		—		—	7,719	5,100	496	—	—	5,596
Reclamation and other costs	57	(160)	—	—	(103)	(307)	(273)	—	—	(580)	(250)		(433)		—		—	(683)	(1,537)	(413)	—	—	(1,950)
Exclusion of Lucky Friday cash costs (5)	—	—	—	—	—	—	—	—	—	—	—		—				—	—	—	(3,634)	—	—	(3,634)
Exclusion of Keno Hill cash costs (4)	—	—	(20,740)	—	(20,740)	—	—	(13,069)	—	(13,069)	—		—		(33,809)		—	(33,809)	—	—	(31,466)	—	(31,466)
Cash Cost, Before By-product Credits (1)	54,314	30,130	—	—	84,444	56,984	33,475	—	—	90,459	111,298		63,605		—		—	174,903	120,240	48,841	—	—	169,081
Reclamation and other costs	757	195	—	—	952	757	195	—	—	952	1,514	—	390	—	—		—	1,904	1,570	405	—	—	1,975
Sustaining capital	8,268	17,069	—	1,270	26,607	7,368	14,070	—	1,025	22,463	15,636		31,139		—		2,295	49,070	19,327	21,568	—	1,101	41,996
Exclusion of Lucky Friday sustaining costs (5)	—	—	—	—	—	—	—	—	—	—	—		—		—		—	—	—	(5,396)	—	—	(5,396)
General and administrative	—	—	—	12,540	12,540	—	—	—	11,999	11,999	—		—		—		24,539	24,539	—	—	—	25,956	25,956
AISC, Before By-product Credits (1)	63,339	47,394	—	13,810	124,543	65,109	47,740	—	13,024	125,873	128,448		95,134		—		26,834	250,416	141,137	65,418	—	27,057	233,612
By-product credits:
Zinc	(23,512)	(7,120)	—	—	(30,632)	(23,374)	(6,950)	—	—	(30,324)	(46,886)		(14,070)	—	—	—	—	(60,956)	(42,079)	(11,491)	—	—	(53,570)
Gold	(52,194)	—	—	—	(52,194)	(34,977)	—	—	—	(34,977)	(87,171)		—		—		—	(87,171)	(55,395)	—	—	—	(55,395)
Lead	(6,610)	(14,708)	—	—	(21,318)	(6,091)	(14,043)	—	—	(20,134)	(12,701)		(28,751)		—		—	(41,452)	(13,799)	(27,187)	—	—	(40,986)
Copper	(871)	—	—	—	(871)	(729)	—	—	—	(729)	(1,600)		—		—		—	(1,600)	—	—	—	—	—
Exclusion of Lucky Friday by-product credits (5)	—	—	—	—	—	—	—	—	—	—	—		—		—		—	—	—	3,943	—	—	3,943
Total By-product credits	(83,187)	(21,828)	—	—	(105,015)	(65,171)	(20,993)	—	—	(86,164)	(148,358)		(42,821)		—		—	(191,179)	(111,273)	(34,735)	—	—	(146,008)
Cash Cost, After By-product Credits	$(28,873)	$8,302	$—	$—	$(20,571)	$(8,187)	$12,482	$—	$—	$4,295	$(37,060)		$20,784		$—		$—	$(16,276)	$8,967	$14,106	$—	$—	$23,073
AISC, After By-product Credits	$(19,848)	$25,566	$—	$13,810	$19,528	$(62)	$26,747	$—	$13,024	$39,709	$(19,910)		$52,313		$—		$26,834	$59,237	$29,864	$30,683	$—	$27,057	$87,604
Ounces produced	2,423	1,341			3,764	2,003	1,332			3,335	4,426	-	2,673					7,099	4,722	2,369			7,091
Exclusion of Lucky Friday ounces produced (5)	—	—			—	—	—			—	—		—					—	—	(253)			(253)
Divided by ounces produced	2,423	1,341			3,764	2,003	1,332			3,335	4,426		2,673					7,099	4,722	2,116			6,838
Cash Cost, Before By-product Credits, per Silver Ounce	$22.42	$22.47			$22.44	$28.46	$25.13			$27.13	$25.15		$23.79					$24.64	$25.46	$23.08			$24.73
By-product credits per ounce	(34.33)	(16.28)			(27.90)	(32.54)	(15.76)			(25.84)	(33.52)		(16.02)					(26.93)	(23.56)	(16.41)			(21.35)
Cash Cost, After By-product Credits, per Silver Ounce	$(11.91)	$6.19			$(5.46)	$(4.08)	$9.37			$1.29	$(8.37)		$7.77					$(2.29)	$1.90	$6.67			$3.38
AISC, Before By-product Credits, per Silver Ounce (2)	$26.14	$35.35			$33.09	$32.51	$35.84			$37.75	$29.02		$35.59					$35.28	$29.89	$30.91			$34.16

By-product credits per ounce	(34.33)	(16.28)	(27.90)	(32.54)	(15.76)	(25.84)	(33.52)	(16.02)	(26.93)	(23.56)	(16.41)	(21.35)
AISC, After By-product Credits, per Silver Ounce	$(8.19)	$19.07	$5.19	$(0.03)	$20.08	$11.91	$(4.50)	$19.57	$8.35	$6.33	$14.50	$12.81

In thousands (except per ounce amounts)	Three Months Ended June 30, 2025			Three Months Ended March 31, 2025			Six Months Ended June 30, 2025				Six Months Ended June 30, 2024
	Casa Berardi	Other (3)	Total Gold and Other	Casa Berardi	Other (3)	Total Gold and Other	Casa Berardi		Other (3)	Total Gold and Other	Casa Berardi	Other (3)	Total Gold and Other
Total cost of sales	$50,790	$6,625	$57,415	$50,682	$7,095	$57,777	$101,472		$13,720	$115,192	$125,600	$7,513	$133,113
Depreciation, depletion and amortization	(5,846)	—	(5,846)	(8,569)	—	(8,569)	(14,415)		—	(14,415)	(49,961)	—	(49,961)
Treatment costs	44	—	44	45	—	45	89		—	89	76	—	76
Change in product inventory	(62)	—	(62)	3,258	—	3,258	3,196		—	3,196	1,189	—	1,189
Reclamation and other costs	(324)	—	(324)	(312)	—	(312)	(636)		—	(636)	(415)	—	(415)
Exclusion of Other costs	—	(6,625)	(6,625)	—	(7,095)	(7,095)	—		(13,720)	(13,720)	—	(7,513)	(7,513)
Cash Cost, Before By-product Credits (1)	44,602	—	44,602	45,104	—	45,104	89,706		—	89,706	76,489	—	76,489
Reclamation and other costs	324	—	324	312	—	312	636		—	636	415	—	415
Sustaining capital	2,242	—	2,242	1,894	—	1,894	4,136		—	4,136	7,528	—	7,528
AISC, Before By-product Credits (1)	47,168	—	47,168	47,310	—	47,310	94,478		—	94,478	84,432	—	84,432
By-product credits:
Silver	(202)	—	(202)	(165)	—	(165)	(367)		—	(367)	(326)	—	(326)
Total By-product credits	(202)	—	(202)	(165)	—	(165)	(367)	—	—	(367)	(326)	—	(326)
Cash Cost, After By-product Credits	$44,400	$—	$44,400	$44,939	$—	$44,939	$89,339		$—	$89,339	$76,163	$—	$76,163
AISC, After By-product Credits	$46,966	$—	$46,966	$47,145	$—	$47,145	$94,111	$—	$—	$94,111	$84,106	$—	$84,106
Divided by gold ounces produced	28	—	28	20	—	20	49		—	49	45	—	45
Cash Cost, Before By-product Credits, per Gold Ounce	1,585	$—	$1,585	$2,203	$—	$2,203	1,845		$—	$1,845	$1,692	$—	$1,692
By-product credits per ounce	(7)	—	(7)	(8)	—	(8)	(8)		—	(8)	(7)	—	(7)
Cash Cost, After By-product Credits, per Gold Ounce	$1,578	$—	$1,578	$2,195	$—	$2,195	$1,837		$—	$1,837	$1,685	$—	$1,685
AISC, Before By-product Credits, per Gold Ounce	$1,676	$—	$1,676	$2,311	$—	$2,311	$1,943		$—	$1,943	$1,868	$—	$1,868
By-product credits per ounce	(7)	—	(7)	(8)	—	(8)	(8)		—	(8)	(7)	—	(7)
AISC, After By-product Credits, per Gold Ounce	$1,669	$—	$1,669	$2,303	$—	$2,303	$1,935		$—	$1,935	$1,861	$—	$1,861

In thousands (except per ounce amounts)	Three Months Ended June 30, 2025			Three Months Ended March 31, 2025			Six Months Ended June 30, 2025			Six Months Ended June 30, 2024
	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total
Total cost of sales	$127,088	$57,415	$184,503	$129,558	$57,777	$187,335	$256,646	$115,192	$371,838	$231,482	$133,113	$364,595
Depreciation, depletion and amortization	(31,313)	(5,846)	(37,159)	(29,816)	(8,569)	(38,385)	(61,129)	(14,415)	(75,544)	(52,709)	(49,961)	(102,670)
Treatment costs	53	44	97	6,106	45	6,151	6,159	89	6,248	21,762	76	21,838
Change in product inventory	9,459	(62)	9,397	(1,740)	3,258	1,518	7,719	3,196	10,915	5,596	1,189	6,785
Reclamation and other costs	(103)	(324)	(427)	(580)	(312)	(892)	(683)	(636)	(1,319)	(1,950)	(415)	(2,365)
Exclusion of Lucky Friday cash costs (5)	—	—	—	—	—	—	—	—	—	(3,634)	—	(3,634)
Exclusion of Keno Hill cash costs (4)	(20,740)	—	(20,740)	(13,069)	—	(13,069)	(33,809)	—	(33,809)	(31,466)	—	(31,466)
Exclusion of Other costs	—	(6,625)	(6,625)	—	(7,095)	(7,095)	—	(13,720)	(13,720)	—	(7,513)	(7,513)
Cash Cost, Before By-product Credits (1)	84,444	44,602	129,046	90,459	45,104	135,563	174,903	89,706	264,609	169,081	76,489	245,570
Reclamation and other costs	952	324	1,276	952	312	1,264	1,904	636	2,540	1,975	415	2,390
Sustaining capital	26,607	2,242	28,849	22,463	1,894	24,357	49,070	4,136	53,206	41,996	7,528	49,524
Exclusion of Lucky Friday sustaining costs (5)	—	—	—	—	—	—	—	—	—	(5,396)	—	(5,396)
General and administrative	12,540	—	12,540	11,999	—	11,999	24,539	—	24,539	25,956	—	25,956
AISC, Before By-product Credits (1)	124,543	47,168	171,711	125,873	47,310	173,183	250,416	94,478	344,894	233,612	84,432	318,044
By-product credits:
Zinc	(30,632)	—	(30,632)	(30,324)	—	(30,324)	(60,956)	—	(60,956)	(53,570)	—	(53,570)
Gold	(52,194)	—	(52,194)	(34,977)	—	(34,977)	(87,171)	—	(87,171)	(55,395)	—	(55,395)
Lead	(21,318)	—	(21,318)	(20,134)	—	(20,134)	(41,452)	—	(41,452)	(40,986)	—	(40,986)
Silver	—	(202)	(202)	—	(165)	(165)	—	(367)	(367)	—	(326)	(326)
Copper	(871)	—	(871)	(729)	—	(729)	(1,600)	—	(1,600)	—	—	—
Exclusion of Lucky Friday by-product credits (5)	—	—	—	—	—	—	—	—	—	3,943	—	3,943
Total By-product credits	(105,015)	(202)	(105,217)	(86,164)	(165)	(86,329)	(191,179)	(367)	(191,546)	(146,008)	(326)	(146,334)
Cash Cost, After By-product Credits	$(20,571)	$44,400	$23,829	$4,295	$44,939	$49,234	$(16,276)	$89,339	$73,063	$23,073	$76,163	$99,236
AISC, After By-product Credits	$19,528	$46,966	$66,494	$39,709	$47,145	$86,854	$59,237	$94,111	$153,348	$87,604	$84,106	$171,710
Ounces produced	3,764	28		3,335	20		7,099	49		7,091	45
Exclusion of Lucky Friday ounces produced (5)	—	—		—	—		—	—		(253)	—
Divided by ounces produced	3,764	28		3,335	20		7,099	49		6,838	45
Cash Cost, Before By-product Credits, per Ounce	$22.44	$1,585		$27.13	$2,203		$24.64	$1,845		$24.73	$1,692
By-product credits per ounce	(27.90)	(7.18)		(25.84)	(8)		(26.93)	(8)		(21.35)	(7)
Cash Cost, After By-product Credits, per Ounce	$(5.46)	$1,578		$1.29	$2,195		$(2.29)	$1,837		$3.38	$1,685
AISC, Before By-product Credits, per Ounce (2)	$33.09	$1,676		$37.75	$2,311		$35.28	$1,943		$34.16	$1,868
By-product credits per ounce	(27.90)	(7)		(25.84)	(8)		(26.93)	(8)		(21.35)	(7)
AISC, After By-product Credits, per Ounce	$5.19	1,669		$11.91	2,303		$8.35	1,935		$12.81	1,861

In thousands (except per ounce amounts)	Three Months Ended December 31, 2024					Three Months Ended September 30, 2024					Three Months Ended June 30, 2024
	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver	Greens Creek	Lucky Friday	Keno Hill (4)	Corporate (2)	Total Silver
Total cost of sales	$67,887	$40,157	$15,356	$—	$123,400	$73,597	$39,286	$19,809	$—	$132,692	$56,786	$37,523	$28,950	$—	$123,259
Depreciation, depletion and amortization	(13,743)	(11,749)	(3,587)	$—	(29,079)	(13,948)	(10,681)	(4,218)	—	(28,847)	(11,316)	(10,708)	(4,729)	—	(26,753)
Treatment costs	4,511	4,837	-	$—	9,348	5,962	3,650	—	—	9,612	6,069	2,746	—	—	8,815
Change in product inventory	(2,833)	1,488	-	$—	(1,345)	(8,125)	106	—	—	(8,019)	7,296	(115)	—	—	7,181
Reclamation and other costs	(1,119)	(2,152)	-	$—	(3,271)	(1,825)	(241)	—	—	(2,066)	(882)	(311)	—	—	(1,193)
Exclusion of Keno Hill cash costs (4)	—	—	(11,769)	—	(11,769)	—	—	(15,591)	—	(15,591)	—	—	(24,221)	—	(24,221)
Cash Cost, Before By-product Credits (1)	54,703	32,581	—	—	87,284	55,661	32,120	—	—	87,781	57,953	29,135	—	—	87,088
Reclamation and other costs	785	183	—	—	968	786	303	—	—	1,089	785	183	—	—	968
Sustaining capital	15,329	12,434	—	389	28,152	10,558	10,862	—	42	21,462	10,911	9,517	—	1,035	21,463
General and administrative	—	—	—	9,048	9,048	—	—	—	10,401	10,401	—	—	—	14,740	14,740
AISC, Before By-product Credits (1)	70,817	45,198	—	9,437	125,452	67,005	43,285	—	10,443	120,733	69,649	38,835	—	15,775	124,259
By-product credits:					—
Zinc	(24,883)	(7,707)	—	—	(32,590)	(22,126)	(7,046)	—	—	(29,172)	(21,873)	(6,706)	—	—	(28,579)
Gold	(34,363)	—	—	—	(34,363)	(25,430)	—	—	—	(25,430)	(28,844)	—	—	—	(28,844)
Lead	(6,605)	(14,610)	—	—	(21,215)	(5,970)	(13,245)	—	—	(19,215)	(6,818)	(15,466)	—	—	(22,284)
Copper	—	—	—	—	—	(409)	—	—	—	(409)	—	—	—	—	—
Total By-product credits	(65,851)	(22,317)	—	—	(88,168)	(53,935)	(20,291)	—	—	(74,226)	(57,535)	(22,172)	—	—	(79,707)
Cash Cost, After By-product Credits	$(11,148)	$10,264	$—	$—	$(884)	$1,726	$11,829	$—	$—	$13,555	$418	$6,963	$—	$—	$7,381
AISC, After By-product Credits	$4,966	$22,881	$—	$9,437	$37,284	$13,070	$22,994	$—	$10,443	$46,507	$12,114	$16,663	$—	$15,775	$44,552
Divided by silver ounces produced	1,902	1,337			3,239	1,857	1,185			3,042	2,244	1,308			3,552
Cash Cost, Before By-product Credits, per Silver Ounce	$28.76	$24.37			$26.95	$29.97	$27.11			$28.86	$25.83	$22.27			$24.52
By-product credits per ounce	(34.62)	(16.69)			(27.22)	(29.04)	(17.13)			(24.40)	(25.64)	(16.95)			(22.44)
Cash Cost, After By-product Credits, per Silver Ounce	$(5.86)	$7.68			$(0.27)	$0.93	$9.98			$4.46	$0.19	$5.31			$2.08
AISC, Before By-product Credits, per Silver Ounce (2)	$37.24	$33.81			$38.73	$36.08	$36.53			$39.69	$31.04	$29.69			$34.99
By-product credits per ounce	(34.62)	(16.69)			(27.22)	(29.04)	(17.13)			(24.40)	(25.64)	(16.95)			(22.44)
AISC, After By-product Credits, per Silver Ounce	$2.62	$17.12			$11.51	$7.04	$19.41			$15.29	$5.40	$12.74			$12.54

In thousands (except per ounce amounts)	Three Months Ended December 31, 2024			Three Months Ended September 30, 2024			Three Months Ended June 30, 2024
	Casa Berardi	Other (3)	Total Gold and Other	Casa Berardi	Other (3)	Total Gold and Other	Casa Berardi	Other (3)	Total Gold and Other
Total cost of sales	$51,734	$6,187	$57,921	$46,280	$6,827	$53,107	$67,340	$3,628	$70,968
Depreciation, depletion and amortization	(10,777)	—	(10,777)	(12,097)	—	(12,097)	(27,010)	—	(27,010)
Treatment costs	41	—	41	36	—	36	52	—	52
Change in product inventory	(96)	—	(96)	2,176	—	2,176	(550)	—	(550)
Reclamation and other costs	(201)	—	(201)	(207)	—	(207)	(206)	—	(206)
Exclusion of Other cash costs	—	(6,187)	(6,187)	—	(6,827)	(6,827)	—	(3,628)	(3,628)
Cash Cost, Before By-product Credits (1)	40,701	—	40,701	36,188	—	36,188	39,626	—	39,626
Reclamation and other costs	201	—	201	207	—	207	206		206
Sustaining capital	5,381	—	5,381	6,054	—	6,054	2,667	—	2,667
AISC, Before By-product Credits (1)	46,283	—	46,283	42,449	—	42,449	42,499	—	42,499
By-product credits:			0
Silver	(194)	—	(194)	(163)	—	(163)	(183)	—	(183)
Total By-product credits	(194)	—	(194)	(163)	—	(163)	(183)	—	(183)
Cash Cost, After By-product Credits	$40,507	$—	$40,507	$36,025	$—	$36,025	$39,443	$—	$39,443
AISC, After By-product Credits	$46,089	$—	$46,089	$42,286	$—	$42,286	$42,316	$—	$42,316
Divided by gold ounces produced	21	—	21	21	—	21	23	—	23
Cash Cost, Before By-product Credits, per Gold Ounce	$1,945	$—	$1,945	$1,762	$—	$1,762	$1,709	$—	$1,709
By-product credits per ounce	(9)	—	(9)	(8)	—	(8)	(8)	—	(8)
Cash Cost, After By-product Credits, per Gold Ounce	$1,936	$—	$1,936	$1,754	$—	$1,754	$1,701	$—	$1,701
AISC, Before By-product Credits, per Gold Ounce	$2,212	$—	$2,212	$2,067	$—	$2,067	$1,833	$—	$1,833
By-product credits per ounce	(9)	—	(9)	(8)	—	(8)	(8)	—	(8)
AISC, After By-product Credits, per Gold Ounce	$2,203	$—	$2,203	$2,059	$—	$2,059	$1,825	$—	$1,825

In thousands (except per ounce amounts)	Three Months Ended December 31, 2024			Three Months Ended September 30, 2024			Three Months Ended June 30, 2024
	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total	Total Silver	Total Gold and Other	Total
Total cost of sales	$123,400	$57,921	$181,321	$132,692	$53,107	$185,799	$123,259	$70,968	$194,227
Depreciation, depletion and amortization	(29,079)	(10,777)	(39,856)	$(28,847)	(12,097)	(40,944)	(26,753)	(27,010)	(53,763)
Treatment costs	9,348	41	9,389	$9,612	36	9,648	8,815	52	8,867
Change in product inventory	(1,345)	(96)	(1,441)	$(8,019)	2,176	(5,843)	7,181	(550)	6,631
Reclamation and other costs	(3,271)	(201)	(3,472)	$(2,066)	(207)	(2,273)	(1,193)	(206)	(1,399)
Exclusion of Keno Hill cash cost (4)	(11,769)	—	(11,769)	(15,591)		(15,591)	(24,221)	—	(24,221)
Exclusion of Other costs (3)	—	(6,187)	(6,187)	—	(6,827)	(6,827)	—	(3,628)	(3,628)
Cash Cost, Before By-product Credits (1)	87,284	40,701	127,985	87,781	36,188	123,969	87,088	39,626	126,714
Reclamation and other costs	968	201	1,169	1,089	207	1,296	968	206	1,174
Sustaining capital	28,152	5,381	33,533	21,462	6,054	27,516	21,463	2,667	24,130
General and administrative	9,048	—	9,048	10,401	—	10,401	14,740	—	14,740
AISC, Before By-product Credits (1)	125,452	46,283	171,735	120,733	42,449	163,182	124,259	42,499	166,758
By-product credits:
Zinc	(32,590)	—	(32,590)	(29,172)	—	(29,172)	(28,579)	—	(28,579)
Gold	(34,363)	—	(34,363)	(25,430)	—	(25,430)	(28,844)	—	(28,844)
Lead	(21,215)	—	(21,215)	(19,215)	—	(19,215)	(22,284)	—	(22,284)
Copper	—	—	—	(409)	—	(409)	—	—	—
Silver	—	(194)	(194)	—	(163)	(163)	—	(183)	(183)
Total By-product credits	(88,168)	(194)	(88,362)	(74,226)	(163)	(74,389)	(79,707)	(183)	(79,890)
Cash Cost, After By-product Credits	$(884)	$40,507	$39,623	$13,555	$36,025	$49,580	$7,381	$39,443	$46,824
AISC, After By-product Credits	$37,284	$46,089	$83,373	$46,507	$42,286	$88,793	$44,552	$42,316	$86,868
Divided by ounces produced	3,239	21		3,042	21		3,552	23
Cash Cost, Before By-product Credits, per Ounce	$26.95	$1,945		$28.86	1,762		$24.52	$1,709
By-product credits per ounce	(27.22)	(9)		(24.40)	(8)		(22.44)	(8)
Cash Cost, After By-product Credits, per Ounce	$(0.27)	$1,936		$4.46	$1,754		$2.08	$1,701
AISC, Before By-product Credits, per Ounce (2)	$38.73	$2,212		$39.68	$2,067		$34.99	$1,833
By-product credits per ounce	(27.22)	(9)		(24.40)	(8)		(22.44)	(8)
AISC, After By-product Credits, per Ounce	$11.51	$2,203		$15.29	$2,059		$12.54	$1,825

(1)
Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)
AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense and sustaining capital.

(3)
Other includes total cost of sales related to the Company's environmental remediation services business.

(4)
Keno Hill is in the ramp-up phase of production and is excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(5)
Lucky Friday operations were suspended in August 2023 following the underground fire in the #2 shaft secondary egress. The portion of cash costs, sustaining costs, by-product credits, and silver production incurred since the suspension are excluded from the calculation of total cost of sales, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

2025 Guidance, Previous and Current Estimates: Reconciliation of Cost of Sales to Non-GAAP Measures

In thousands (except per ounce amounts)	Estimate for Twelve Months Ended December 31, 2025
	Greens Creek	Lucky Friday	Corporate(2)		Total Silver		Casa Berardi		Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$283,000	$168,500	$—		$451,500		$180,000		$180,000
Depreciation, depletion and amortization	(57,000)	(53,000)	—		(110,000)		(46,000)		(46,000)
Treatment costs	9,000	6,500	—		15,500		—		—
Change in product inventory	—	—	—		—		—		—
Other costs	—	1,000	—		1,000		1,200		1,200
Cash Cost, Before By-product Credits (1)	235,000	123,000	—		358,000	—	135,200	—	135,200
Reclamation and other costs	3,000	1,000	—		4,000		1,300		1,300
Sustaining capital	49,000	65,000	5,600		119,600		18,500		18,500
General and administrative	—	—	52,400		52,400		—		—
AISC, Before By-product Credits (2)	287,000	189,000	58,000	—	534,000	—	155,000	—	155,000
By-product credits:
Zinc	(96,000)	(28,500)	—		(124,500)		—		—
Gold	(165,375)	—	—		(165,375)		—		—
Lead	(26,000)	(57,000)	—		(83,000)		—		—
Copper	(3,000)	—	—		(3,000)		—		—
Silver	—	—	—		—		(500)		(500)
Total By-product credits	(290,375)	(85,500)	—		(375,875)		(500)		(500)
Cash Cost, After By-product Credits	$(55,375)	$37,500	$—		$(17,875)		$134,700		$134,700
AISC, After By-product Credits	$(3,375)	$103,500	$58,000		$158,125		$154,500		$154,500
Divided by ounces produced	8,450	4,900			13,350		79		79
Cash Cost, Before By-product Credits, per Ounce	$27.81	$25.10			$26.82		$1,711		$1,711
By-product credits per ounce	(34.36)	(17.45)			(28.16)		(6)		(6)
Cash Cost, After By-product Credits, per Ounce	$(6.56)	$7.65			$(1.34)		$1,705		$1,705
AISC, Before By-product Credits, per Ounce	$33.96	$38.57			$40.00		$1,962		$1,962
By-product credits per ounce	(34.36)	(17.45)			(28.16)		(6)		(6)
AISC, After By-product Credits, per Ounce	$(0.40)	$21.12			$11.84		$1,956		$1,956

(1)
Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs and royalties, before by-product revenues earned from all metals other than the primary metal produced at each operation. AISC, Before By-product Credits also includes reclamation and sustaining capital costs.

(2)
AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, and sustaining capital.

Reconciliation of Net Income (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income before the following items: interest expense, income and mining taxes, depreciation, depletion, and amortization expense, ramp-up and suspension costs, gains and losses on disposition of assets, foreign exchange gains and losses, write down of property, plant and equipment, fair value adjustments, net, interest and other income, provisions for environmental matters, stock-based compensation, provisional price gains and losses, monetization of zinc and lead hedges and inventory adjustments. Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net income and debt to adjusted EBITDA and net debt:

Dollars are in thousands	2Q-2025	1Q-2025	4Q-2024	3Q-2024	2Q-2024	LTM June 30, 2025	FY 2024
Net income	$57,705	$28,872	$11,924	$1,761	$27,870	$100,262	$35,802
Interest expense	11,099	11,551	13,784	10,901	12,505	47,335	49,834
Income and mining tax provision	32,561	16,145	8,069	11,450	9,080	68,225	30,414
Depreciation, depletion and amortization	37,914	39,172	41,206	44,118	53,921	162,410	190,471
Ramp-up and suspension costs	2,421	2,135	7,492	11,295	4,272	23,343	33,985
(Gain) loss on disposition of properties, plants, equipment, and mineral interests	(2,077)	211	(86)	(31)	(1,196)	(1,983)	(1,244)
Foreign exchange loss (gain)	3,517	356	(4,143)	3,246	(2,673)	2,976	(7,552)
Write down of property, plant and equipment	—	—	110	14,464	—	14,574	14,574
Fair value adjustments, net	(9,615)	(3,627)	9,008	(3,654)	(5,002)	(7,888)	2,204
Provisional price gains	(4,150)	(6,916)	(3,330)	(5,080)	(10,937)	(19,476)	(22,880)
Provision for closed operations and environmental matters	844	790	3,162	1,542	1,153	6,338	6,843
Stock-based compensation	2,987	1,936	2,258	2,255	2,982	9,436	8,659
Inventory adjustments	812	1,558	1,633	178	2,225	4,181	11,707
Monetization of zinc and lead hedges	(44)	(454)	(4,025)	(2,356)	(2,125)	(6,879)	(10,483)
Other income	(1,511)	(941)	(504)	(1,230)	(1,180)	(4,186)	(4,425)
Adjusted EBITDA	$132,463	$90,788	$86,558	$88,859	$90,895	$398,668	$337,909
Total debt						$564,722	$550,713
Less: Cash and cash equivalents						296,565	26,868
Net debt						$268,157	$523,845
Net debt/LTM adjusted EBITDA (non-GAAP)						0.7	1.6

Reconciliation of Net Income Applicable to Common Stockholders (GAAP) to Adjusted Net income Applicable to Common Shareholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income applicable to common stockholders and adjusted net income per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income (loss) per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands	2Q-2025	1Q-2025	4Q-2024	3Q-2024	2Q-2024	YTD-2025	YTD-2024
Net income applicable to common stockholders	$57,567	$28,734	$11,786	$1,623	$27,732	$86,301	$21,841
Adjusted for items below:
Fair value adjustments, net	(9,615)	(3,627)	9,008	(3,654)	(5,002)	(13,242)	(3,150)
Provisional pricing gains	(4,150)	(6,916)	(3,330)	(5,080)	(10,937)	(11,066)	(14,470)
Environmental accruals	—	—	1,881	—	—	—	0
Write down of property, plant and equipment	—	—	110	14,464	—	—	0
Foreign exchange loss (gain)	3,517	356	(4,143)	3,246	(2,673)	3,873	(6,655)
Ramp-up and suspension costs	4,165	3,306	9,567	13,679	5,538	7,471	20,061
(Gain) loss on disposition of properties, plants, equipment and mineral interests	(2,077)	211	(86)	(31)	(1,196)	(1,866)	(1,127)
Inventory adjustments	812	1,558	1,633	178	2,225	2,370	9,896
Monetization of zinc hedges	(44)	(454)	(4,025)	(2,356)	(2,125)	(498)	(4,102)
Other	25	54	664	—	—	79	—
Adjusted net income applicable to common stockholders	$50,200	$23,222	$23,065	$22,069	$13,562	$73,422	$22,294
Weighted average shares - basic	636,928	632,047	628,025	621,921	617,106	634,339	616,649
Weighted average shares - diluted	639,739	634,708	631,442	625,739	622,206	636,991	621,936
Basic adjusted net income per common stock (in cents)	0.08	0.04	0.04	0.03	0.02	0.12	0.04
Diluted adjusted net income per common stock (in cents)	0.08	0.04	0.04	0.03	0.02	0.12	0.04

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended		Six Months Ended
	June 30, 2025	March 31, 2025	June 30, 2025	June 30, 2024
Cash provided by operating activities	$161,796	$35,738	$197,534	$95,798
Less: Additions to properties, plants equipment and mineral interests	$(58,043)	$(54,095)	$(112,138)	$(98,009)
Free cash flow	$103,753	$(18,357)	$85,396	$(2,211)

Free cash flow is a non-GAAP measure calculated as cash provided by operating activities less additions to properties, plants and equipment. Cash provided by operating activities for our silver operations, the Greens Creek and Lucky Friday operating segments, excludes exploration and pre-development expense, as it is a discretionary expenditure and not a component of the mines’ operating performance.

Dollars are in thousands	Total Silver Operations	Six Months Ended June 30,	Years Ended December 31,
		2025	2024	2023	2022	2021
Cash provided by operating activities	$1,156,170	$163,683	$317,861	$214,883	$188,434	$271,309
Exploration	$28,904	$2,562	$8,016	$7,815	$5,920	$4,591
Less: Additions to properties, plants equipment and mineral interests	$(398,468)	$(50,544)	$(97,387)	$(108,879)	$(87,890)	$(53,768)
Free cash flow	$786,606	$115,701	$228,490	$113,819	$106,464	$222,132

Table A
Assay Results - Q2 2025

Keno Hill (Yukon)

	Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Lead (%)	Zinc (%)	Depth From Surface (feet)
Underground	Bermingham, Bear Vein	BMUG25-176	147/-28	551.9	553.7	1.3	51.3	0.01	2.6	0.2	1306
	Bermingham, Bear Vein	BMUG25-178	140/-22	452.8	461.6	5.8	35.5	0.00	9.1	0.1	1227
	Bermingham, Bear Vein	Including		452.8	456.7	2.6	78.0	0.01	19.2	0.0	1227
	Bermingham, Bear Vein	BMUG25-179	148/-24	495.5	502.0	3.6	2.4	0.00	1.5	0.1	1243
	Bermingham, Bear Vein	BMUG25-182	148/-33	577.9	587.5	6.3	25.4	0.01	0.2	0.1	1342
	Bermingham, Bear Vein	Including		586.1	587.5	0.9	176.2	0.03	1.1	0.4	1342
	Bermingham, Bear Vein	BMUG25-186	112/10	142.4	152.6	9.5	41.4	0.00	2.4	2.8	925
	Bermingham, Bear Vein	Including		142.4	150.1	7.2	54.1	0.00	3.1	3.5	925
	Bermingham, Bear Vein	BMUG25-187	120/35	152.1	159.1	3.9	7.2	0.00	0.9	0.1	853
	Bermingham, Bear Vein	BMUG25-188	120/23	147.3	156.2	6.7	26.8	0.00	3.1	0.3	889
	Bermingham, Bear Vein	Including		147.3	148.5	0.9	197.5	0.01	22.8	2.1	889
	Bermingham, Footwall Vein	BMUG25-176	147/-28	581.1	587.2	4.1	14.8	0.00	2.9	0.3	1329
	Bermingham, Footwall Vein	Including		585.6	587.2	1.1	26.9	0.00	6.2	0.1	1329
	Bermingham, Footwall Vein	BMUG25-176	147/-28	603.3	604.3	0.7	25.2	0.00	0.4	0.0	1352
	Bermingham, Footwall Vein	BMUG25-177	140/-30	572.8	582.3	4.8	0.9	0.00	0.2	0.1	1280
	Bermingham, Footwall Vein	BMUG25-178	140/-22	529.4	532.7	2.4	8.5	0.00	1.3	0.6	1260
	Bermingham, Footwall Vein	BMUG25-179	148/-24	543.8	548.9	3.5	18.0	0.00	3.1	1.9	1266
	Bermingham, Footwall Vein	Including		547.0	547.4	0.3	182.9	0.02	27.9	1.8	1266
	Bermingham, Footwall Vein	BMUG25-181	155/-33	638.3	639.3	0.6	16.2	0.01	0.1	0.1	1385
	Bermingham, Footwall Vein	BMUG25-182	148/-33	630.4	636.2	3.5	40.2	0.01	0.5	0.0	1368
	Bermingham, Footwall Vein	Including		634.4	636.2	1.0	100.0	0.01	0.1	0.0	1368
	Bermingham, Footwall Vein	BMUG25-182	148/-33	643.5	645.5	1.2	13.9	0.00	4.0	0.1	1378
	Bermingham, Footwall Vein	BMUG25-186	112/10	201.3	205.2	2.6	4.6	0.00	0.2	0.3	919
	Bermingham, Bermingham Main Vein	BMUG25-188	120/23	211.3	223.3	7.2	4.5	0.00	0.7	0.4	863
	Bermingham, Bermingham Main Vein	Including		219.5	221.2	1.0	26.7	0.00	4.0	1.3	863
Surface Exploration	Bermingham Deep- Footwall Vein	K-25-0930	289/-76	3202.1	3208.4	5.3	0.0	0.00	0.0	0.0	2768
	Bermingham Deep- Footwall Vein	K-25-0931	303/-72	2713.5	2719.2	4.7	0.1	0.00	0.1	0.1	2219
	Bermingham Deep- Footwall Vein	K-25-0933	289/-72	2063.9	2067.1	2.1	14.9	0.00	0.6	0.2	1834
	Bermingham Deep- Footwall Vein	K-25-0933A	289/-72	2145.8	2147.8	1.3	0.7	0.00	0.1	0.0	1877
	Bermingham Deep- Main Vein	K-25-0931	303/-72	2248.9	2252.6	3.7	3.0	0.01	0.2	0.8	1955
	Bermingham Deep- Main Vein	K-25-0933A	289/-72	1938.2	1941.2	2.8	4.7	0.00	0.2	0.1	1785
	Bermingham Deep- Main Vein 2	K-25-0930	289/-76	2421.3	2423.1	1.7	1.0	0.00	0.4	0.0	2208
	Bermingham Deep- Main Vein 2	K-25-0933	289/-72	1867.7	1881.9	12.5	40.4	0.01	3.1	3.8	1620

Greens Creek (Alaska)

	Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Lead (%)	Zinc (%)	Depth From Mine Portal (feet)
Underground	9a Definition	GC6633	64/11	136.8	145.0	8.1	50.1	0.07	15.6	9.0	-148
	9a Definition	GC6634	65/-35	54.0	66.6	12.5	28.9	0.21	20.4	8.8	-212
	EAST Definition	GC6596	73/-13	336.0	337.0	1.0	3.4	0.11	13.2	2.4	561
	EAST Definition	GC6596	73/-13	357.0	360.0	3.0	18.0	0.09	8.5	2.3	556
	EAST Definition	GC6607	73/-48	320.5	321.9	1.4	7.9	0.11	23.1	6.1	404
	EAST Definition	GC6607	73/-48	329.6	330.7	1.1	17.6	0.20	21.7	7.5	397
	EAST Definition	GC6616	45/-28	303.0	305.5	2.4	9.3	0.08	5.3	0.4	506
	EAST Definition	GC6616	45/-28	324.7	334.2	9.3	19.3	0.19	16.2	4.5	494
	EAST Definition	GC6617	48/-33	300.5	305.0	4.4	8.5	0.07	11.6	2.4	484
	EAST Definition	GC6617	48/-33	316.5	322.0	5.5	6.5	0.13	11.0	3.2	495
	EAST Definition	GC6619	49/-40	286.1	297.7	11.6	12.9	0.14	20.5	6.1	464
	EAST Definition	GC6619	49/-40	321.9	324.2	2.3	6.3	0.13	21.8	4.6	441
	EAST Definition	GC6621	53/-47	300.3	305.4	5.1	112.7	0.53	9.6	2.2	433
	EAST Definition	GC6621	53/-47	314.9	318.5	3.6	65.8	0.46	16.4	4.9	423
	EAST Definition	GC6623	51/-69	353.6	354.8	1.2	11.8	0.07	17.6	7.8	322
	EAST Definition	GC6624	71/-71	355.8	368.3	11.1	12.0	0.08	13.8	5.8	310
	EAST Definition	GC6626	66/-10	357.6	365.7	6.5	7.9	0.02	6.6	1.4	577
	EAST Definition	GC6626	66/-10	391.7	402.3	10.1	56.0	0.25	8.8	3.1	569
	EAST Definition	GC6627	66/-3	382.9	387.5	4.6	60.5	0.12	6.3	2.3	620
	EAST Definition	GC6627	66/-3	404.1	405.1	1.0	50.3	0.08	10.2	4.3	618
	EAST Definition	GC6629	216/-55	398.2	400.5	2.3	7.1	0.12	26.3	6.5	322
	EAST Definition	GC6632	64/6	429.2	439.6	9.4	16.1	0.24	20.7	7.2	676
	EAST Definition	GC6643	88/-69	374.0	383.0	7.1	78.4	0.35	4.9	1.8	298
	EAST Definition	GC6646	74/12	478.3	487.0	8.6	12.8	0.15	1.9	8.6	730
	GAL Definition	GC6615	228/-61	252.8	266.2	7.2	14.8	0.01	3.9	5.3	-952
	GAL Definition	GC6615	228/-61	298.0	300.0	1.9	4.9	0.01	2.9	4.9	-1002
	GAL Definition	GC6625	326/-43	88.5	103.3	13.8	7.1	0.10	5.1	2.6	-805
	GAL Definition	GC6628	156/-80	124.1	126.3	2.1	16.2	0.01	22.9	8.5	-859
	GAL Definition	GC6630	360/-79	119.5	120.6	1.1	18.1	0.04	22.2	9.4	-853
	200s Exploration	GC6649	219/27	676.6	686.4	4.6	11.5	0.02	0.9	2.2	-753
	GAL Exploration	GC6647	243/-61	639.0	642.8	3.6	4.1	0.05	3.1	5.8	-1316
	GAL Exploration	GC6647	243/-61	670.0	673.0	2.8	1.3	0.01	3.8	7.4	-1343
	GAL Exploration	GC6647	243/-61	691.1	692.1	1.0	3.0	0.03	1.3	3.0	-1362
	GAL Exploration	GC6647	243/-61	700.7	701.7	1.0	1.8	0.02	1.0	2.6	-1370

Casa Berardi (Quebec)

	Zone	Drillhole Number	Drillhole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
Underground Definition	118-06	CBP-1391	25/-10	167.0	180.4	12.6	0.07	3,248
	118-06	CBP-1392	20/6	265.7	272.2	6.2	0.08	3,194
	118-06	CBP-1392	20/6	246.0	252.6	6.2	0.18	3,194
	118-06	CBP-1393	14/19	240.1	253.2	10.7	0.10	3,211
	118-06	CBP-1396	0/-7	158.8	163.7	4.3	0.14	3,237
	118-06	CBP-1396	0/-7	168.6	182.0	11.6	0.22	3,240
	118-06	CBP-1397	0/7	196.8	207.0	7.8	0.13	3,199
	118-06	CBP-1397	0/7	229.6	236.2	5.9	0.14	3,216
	118-12	CBP-1369	208/40	68.9	81.7	11.6	0.01	2,709
	118-12	CBP-1379	206/22	37.1	49.9	12.0	0.01	2,741
	118-12	CBP-1381	198/-41	72.2	85.3	7.5	0.07	2,765
	118-12	CBP-1383	158/40	83.0	86.3	3.3	0.03	2,704
	118-20	CBP-1391	25/-10	223.0	232.9	9.2	0.06	3,262
	118-20	CBP-1396	0/-7	203.7	213.5	8.5	0.07	3,246
	118-41	CBP-1378	336/33	692.1	698.6	4.6	0.06	2,196
	118-41	CBP-1425	30/22	619.6	650.8	25.5	0.16	2,393
	118-41	Including		627.8	636.0	6.7	0.33	2,394
	118-41	CBP-1426	22/8	577.3	590.4	12.7	0.24	2,528
	118-41	CBP-1428	36/1	665.8	673.4	7.3	0.03	2,587
	118N	CBP-1440	4/-4	603.5	613.4	9.5	0.37	2,653
	118N	CBP-1440	4/-4	698.6	701.9	3.2	8.67	2,671
SURFACE DEFINITION	160-01	CBF-160-136	35/-64	45.9	68.9	21.6	0.07	409
	160-01	Including		45.9	52.5	6.2	0.18	402
	160-01	CBF-160-137	351/-54	44.6	57.4	11.1	0.05	399
	160-01	CBF-160-177	348/-48	141.0	164.0	22.6	0.04	468
	160-01	CBF-160-177	348/-48	173.8	193.5	12.7	0.11	491
	160-01	Including		177.1	183.0	3.8	0.27	488
	160-01	CBF-160-184	353/-62	141.0	152.8	5.9	0.03	519
	160-03	CBF-160-177	348/-48	508.4	531.4	21.6	0.15	729
	160-03	Including		518.2	531.4	12.3	0.20	732
	160-03	CBF-160-183	2/-55	537.9	552.4	7.2	0.02	817
	160-03	CBF-160-183	2/-55	601.2	609.1	6.8	0.00	860
	160-03	CBF-160-183	2/-55	925.0	934.8	9.2	0.02	1,089
	160-03	CBF-160-184	353/-62	537.9	570.7	23.2	0.09	864
	160-03	Including		557.6	570.7	9.3	0.18	872
	160-03	CBF-160-184	353/-62	726.8	767.5	35.2	0.04	1,023

160-03	CBF-160-184	353/-62	987.3	1056.2	44.3	0.03	1,245
160-04	CBF-160-136	35/-64	356.9	371.6	11.3	0.88	674
160-04	Including		367.4	371.6	3.3	2.71	679
160-04	CBF-160-136	35/-64	517.9	531.4	11.6	0.14	810
160-04	Including		528.7	531.4	2.3	0.44	815
160-04	CBF-160-137	351/-54	336.2	348.0	11.1	0.71	628
160-04	Including		337.8	341.1	3.1	2.42	626
160-04	CBF-160-137	351/-54	354.2	373.9	13.9	0.05	645
160-04	CBF-160-137	351/-54	411.6	425.4	13.6	0.13	687
160-04	CBF-160-177	348/-48	249.3	265.7	15.4	0.06	544
160-04	CBF-160-177	348/-48	310.3	321.4	7.2	0.07	586
160-04	CBF-160-177	348/-48	377.2	396.9	18.5	0.05	636
160-04	CBF-160-178	13/-64	477.6	560.9	78.3	0.09	812
160-04	Including		496.9	522.5	24.0	0.18	803
160-04	CBF-160-178	13/-64	573.7	598.3	21.3	0.10	868